EXECUTION VERSION

Exhibit 10.32

CREDIT AGREEMENT

dated as of

September 17, 2014

among
PHARMERICA CORPORATION,
as Borrower

THE LENDERS PARTY HERETO

and

BANK OF AMERICA, N.A.,
as Administrative Agent

CITIBANK, N.A.,
COMPASS BANK,
MUFG UNION BANK, N.A.,
SUNTRUST BANK
and
U.S. BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Article I Definitions		1

SECTION 1.01	Defined Terms	1
SECTION 1.02	Classification of Loans and Borrowings	31
SECTION 1.03	Terms Generally	32
SECTION 1.04	Accounting Terms; GAAP; Pro Forma Calculations	32
SECTION 1.05	Rounding	33
SECTION 1.06	Times of Day	33
SECTION 1.07	Letter of Credit Amounts	33

Article II The Credits		33

SECTION 2.01	Commitments	33
SECTION 2.02	Loans and Borrowings	34
SECTION 2.03	Requests for Borrowings	34
SECTION 2.04	Swingline Loans	35
SECTION 2.05	Letters of Credit	36
SECTION 2.06	Funding of Borrowings	44
SECTION 2.07	Interest Elections	44
SECTION 2.08	Termination and Reduction of Commitments	45
SECTION 2.09	Incremental Commitments	46
SECTION 2.10	Repayment of Loans; Evidence of Debt	48
SECTION 2.11	Prepayment of Loans	50
SECTION 2.12	Fees	51
SECTION 2.13	Interest	52
SECTION 2.14	Alternate Rate of Interest	54
SECTION 2.15	Increased Costs	53
SECTION 2.16	Break Funding Payments	55
SECTION 2.17	Taxes	56
SECTION 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	59
SECTION 2.19	Mitigation Obligations; Replacement of Lenders	60
SECTION 2.20	Defaulting Lenders	61
SECTION 2.21	Refinancing Facilities	64
SECTION 2.22	Extension of Existing Revolving Loans and Term Loans	66
SECTION 2.23	Cash Collateral	67

Article III Representations and Warranties		68

SECTION 3.01	Organization; Powers	68
SECTION 3.02	Authorization; Enforceability	68
SECTION 3.03	Governmental Approvals; No Conflicts	68
SECTION 3.04	Financial Condition; No Material Adverse Change	69
SECTION 3.05	Properties	69
SECTION 3.06	Litigation and Environmental Matters	69
SECTION 3.07	Compliance with Laws and Agreements	69
SECTION 3.08	Investment Company Status	70
SECTION 3.09	Taxes	70
SECTION 3.10	ERISA	70
SECTION 3.11	Disclosure	70
SECTION 3.12	Subsidiaries	70

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SCHEDULES:

Schedule 2.01	Commitments and Applicable Percentages
Schedule 2.05	Existing Letters of Credit
Schedule 3.12	Subsidiaries
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.10	Existing Restrictions
Schedule 9.01	Addresses for Notices

EXHIBITS:

Exhibit 1.01(a)	Form of Guarantee and Collateral Agreement
Exhibit 1.01(b)	Form of Secured Party Designation Notice
Exhibit 1.01(c)	Form of Environmental Questionnaire
Exhibit 2.03	Form of Loan Notice
Exhibit 2.04(b)	Form of Swingline Loan Notice
Exhibit 2.10(e)(i)	Form of Revolving Note
Exhibit 2.10(e)(ii)	Form of Swingline Note
Exhibit 2.10(e)(iii)	Form of Term Loan A Note
Exhibit 2.11	Notice of Loan Prepayment
Exhibit 5.01(c)	Form of Compliance Certificate
Exhibit 9.04	Form of Assignment and Assumption

-iv-

CREDIT AGREEMENT dated as of September 17, 2014 (this “Agreement”), among PHARMERICA CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party hereto and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent.

The Borrower has requested that (a) the Term Lenders extend credit in the form of the Term Loan A on the Closing Date in an aggregate principal amount not in excess of $225,000,000 and (b) the Revolving Lenders extend credit in the form of Revolving Loans, the Swingline Lender extend credit in the form of Swingline Loans and the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that, not including any Incremental Commitments under Section 2.09, the aggregate Revolving Exposures will not exceed $310,000,000 at any time.

The Lenders are willing to extend credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

Article I

Definitions

SECTION 1.01            Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Accepting Lenders” has the meaning assigned in Section 2.22.

“Accession Agreement” has the meaning assigned to such term in Section 2.09(c).

“Additional Facility Amendment” means any amendment to this Agreement that provides for a revolving facility or term loan hereunder that has been entered into with the written consent of the Required Lenders, the Loan Parties, the Administrative Agent and, if any Issuing Bank and/or the Swingline Lender shall have any obligations with respect thereto, such Issuing Bank and/or Swingline Lender, as applicable.

“Additional Revolving Facility” means any revolving facility established pursuant to an Additional Facility Amendment.

“Additional Revolving Facility Maturity Date” means the maturity date of any Additional Revolving Facility as provided in the applicable Additional Facility Amendment.

“Additional Term Loan” means any term loan established pursuant to an Additional Facility Amendment.

“Additional Term Loan Maturity Date” means the maturity date of any Additional Term Loan as provided in the applicable Additional Facility Amendment.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, at any time with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control, at such time, with the Person specified.

“Agents” means the Administrative Agent and the Collateral Agent.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment at such time, subject to Section 2.20.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender in connection with an Incremental Commitment or Refinancing Facility, as applicable.

“Applicable Rate” means, for any day with respect to any Base Rate Loan or Eurodollar Rate Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Base Spread”, “Eurodollar Rate Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until the delivery of the Borrower’s consolidated financial statements for the fiscal quarter ending September 30, 2014, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category III:

Category	Leverage Ratio	Commitment Fee Rate (bps per annum)	Eurodollar Rate Spread (bps per annum)	Base Spread (bps per annum)
Category I	> 3.0	35	225	125
Category II	>2.0x but < 3.0x	35	200	100
Category III	>1.0x but < 2.0x	30	175	75
Category IV	<1.0x	25	150	50

For purposes of the foregoing, (a) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or 5.01(b) and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), the Leverage Ratio shall be deemed to be in Category I during the period from the last day on which such statements are permitted to be delivered in conformity with Section 5.01(a) or (b), as the case may be, until such consolidated financial statements are delivered.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01.

“Arrangers” means MLPFS and JPMS, in their capacities as joint lead arrangers of the credit facilities provided for herein.

“Asset Swap” means an exchange of assets by a Borrower or a Loan Party for: (a) assets of, or any Equity Interests of, one or more Permitted Businesses, or one or more business lines, units or divisions of any Permitted Business, if, after giving effect to any such acquisition of Equity Interests, the Permitted Business is or becomes a Subsidiary; and/or (b) other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit 9.04 or any other form approved by the Administrative Agent.

“Attributable Debt” means, on any date, in respect of any lease of the Borrower or any Subsidiary entered into as part of a sale and leaseback transaction subject to Section 6.06, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Auto Borrow Agreement” has the meaning assigned to such term in Section 2.04(f).

“Bank of America has the meaning assigned to such term in the introductory paragraph hereof.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereof.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations, subject to Section 1.04(c), are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender, as applicable (and each of “Cash Collateralization” and “Cash Collateral” has a corresponding meaning).

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Cash Management Agreement or (c) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“CFC” means each Person that is a “controlled foreign corporation” for purposes of the Code.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the Closing Date, (ii) appointed as, or nominated for election as, directors of the Borrower by a majority of directors referred to in clause (i) above or (iii) appointed as, or nominated for election as, directors of the Borrower by a majority of directors referred to in clause (ii) above.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.  Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are in each case deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, the Term Loan A, any Incremental Term Loan, any Refinancing Term Loan, any Additional Term Loan, Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Term A Commitment, Incremental Term Loan Commitment, Refinancing Term Loan Commitment, Additional Term Loan Commitment or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any Security Document.

“Collateral Agent” means Bank of America, in its capacity as the collateral agent under the Collateral Agreement and the other Security Documents.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit 1.01(a).

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)            the Collateral Agent shall have received from the Borrower and each other Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b)            (i) all Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (except with respect to any uncertificated Equity Interests of any CFC, which shall be pledged pursuant to a Foreign Pledge Agreement); provided that the Loan Parties shall not be required to pledge more than 66% of the combined voting power of the outstanding voting Equity Interests of any CFC or Foreign Subsidiary Holding Company and shall not be required to pledge any assets of any CFC or Foreign Subsidiary Holding Company and (ii) the Collateral Agent shall, to the extent required by the Collateral Agreement, have received certificates representing all such Equity Interests that are certificated securities, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)            a security interest in all Indebtedness of any Subsidiary that is owing to any Loan Party shall have been granted pursuant to the Collateral Agreement; provided that for any Indebtedness that is evidenced by a promissory note, such note shall, to the extent required under the Collateral Agreement, have been delivered to the Collateral Agent, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)            all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e)            the Collateral Agent shall have received from the Borrower and each other Loan Party, as applicable, all applicable Real Property Security Documents; and

(f)            each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder, and the granting by it of any applicable Liens thereunder.

Notwithstanding the foregoing, any Subsidiary Loan Party formed or acquired after the Closing Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.11.  The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as, the Administrative Agent, in consultation with the Borrower, reasonably determines that the cost of creating or perfecting such pledges or security interests in such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other material taxes)) or obtaining title insurance or other deliverables in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  Without limiting the foregoing, the Administrative Agent agrees that no Foreign Pledge Agreements shall be required with respect to the pledge of Equity Interests of any Subsidiary that is not a Material Subsidiary and, absent any Change in Law (as reasonably determined by the Administrative Agent), any Subsidiary organized under the laws of Canada or any Province thereof the Equity Interests of which are certificated. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines that perfection or the provision of a Guarantee cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

“Commitment” means a Revolving Commitment or Term Commitment, or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Sec. 1 et seq.) as amended or otherwise modified, and any successor statute.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Obligor or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 5.01(c).

“Consolidated Cash Interest Expense” means, for any period, (a) the sum of (i) the interest expense (excluding imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest paid during such period that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(i) or (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of, in each case to the extent included in such consolidated interest expense for such period, (i)  amounts attributable to amortization or write-off of financing costs, (ii) non-cash amounts attributable to (A) reserves taken in respect of tax positions in accordance with FASB Accounting Standards Codification No. 740 in respect thereof or (B) amortization of debt discounts or accrued interest payable in kind for such period, (iii) up-front fees and expenses incurred in connection with the incurrence or proposed incurrence of any Indebtedness, (iv) any agent or collateral monitoring fees paid or required to be paid pursuant to any Loan Document and (v) annual agency fees, unused line fees and letter of credit fees and expenses paid hereunder.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income and franchise tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges for such period (including, without limitation, any impairment charges or asset write-offs, purchase accounting adjustments and non-cash charges attributable to stock options and other stock-based compensation), (v) any cash restructuring, integration, merger and acquisition related costs and other cash charges (including, without limitation, any duplicative costs relating to consolidation of operations) and fees and expenses of consultants, accountants, and other advisors incurred in connection therewith in an amount not to exceed $15,000,000 in any fiscal year (it being understood that unused amounts of the cap in any fiscal year (without giving effect to any amount carried over from a prior fiscal year) may be carried over to the next succeeding fiscal year (but not any other fiscal year) (provided that amounts deducted in any fiscal year shall first be deemed to be allocated against any amounts carried over from any previous fiscal year before being allocated against the cap for such fiscal year)), (vi) any extraordinary cash charges incurred during such period, (vii)  any cash or accrued fines, penalties or settlements accrued or paid prior to the Closing Date in connection with the Wisconsin Qui Tam Litigation and the Pines Nursing Homes Litigation and related costs and expenses, including legal fees, provided that the amount of such cash or accrued fines, penalties or settlements that are added back pursuant to this clause (vii) shall not exceed $40,000,000 in the aggregate, (viii) any fines, penalties or settlements accrued or paid in such period in connection with any proceeding of or investigation by any Governmental Authority regarding the alleged violation or non-compliance by the Borrower or any of its Subsidiaries with applicable Laws and related costs and expenses, including legal fees, provided that the amount of such cash or accrued fines, penalties or settlements accrued or paid shall not exceed (A) $20,000,000 in any fiscal year and (B) $75,000,000 in the aggregate since the Closing Date, without duplication to any amounts added to Consolidated EBITDA pursuant to the foregoing clause (vii), (ix) any cash or non-cash charges pertaining to Earn-Out Obligations incurred for such period; provided that, in the case of the foregoing clauses (iv) (other than, with respect to any fiscal year, amounts in respect of restructuring, integration, merger and acquisition related costs and other cash charges (including, without limitation, any duplicative costs relating to consolidation of operations) and fees and expenses of consultants, accountants, and other advisors incurred in connection therewith to the extent that the amount thereof, together with the amount of cash charges added pursuant to clause (v) above for such fiscal year, do not exceed the limitation for such fiscal year set forth in such clause (v)), (viii) and (ix), any cash payment made with respect to any non-cash charges, losses or accruals added back in computing Consolidated EBITDA for any earlier period pursuant to this clause (a) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made and (x) net mark-to-market losses in respect of Hedging Agreements during such period, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any non-cash credits or income relating to downward adjustments to prior estimates of Earn-Out Obligations, (ii) any extraordinary gains or non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP, (iii) gains resulting from accrued expense in respect of any monetary judgment or settlement in connection with any proceeding of or investigation by any Governmental Authority regarding the alleged violation or non-compliance by the Borrower or any of its Subsidiaries with applicable Laws exceeding the actual expense and (iv) net mark-to-market gains on Hedging Agreements accrued during such period; provided further, that Consolidated EBITDA shall be calculated so as to exclude the effect of any income or expense that represents (A) any net after-tax gains or losses attributable to any asset dispositions, other than dispositions of inventory or other dispositions in the ordinary course of business, (B) the effect of an accounting change on prior periods, (C) any net after-tax gains or losses from early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments, including any write-off of deferred financing costs, or (D) any net gain or loss resulting from currency translation gains or losses relating to currency re-measurements of Indebtedness, in each case determined in accordance with GAAP.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrower or any Subsidiary shall have made a Material Disposition or a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available).

“Consolidated Funded Indebtedness” means, at any time, the aggregate dollar amount of Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness reflecting the obligations of the Borrower or any of its Subsidiaries to pay the purchase price for the Equity Interests in ONCOMED Specialty, LLC not owned by them on the Closing Date purusant to the ONCOMED Operating Agreement, determined on a consolidated basis in accordance with GAAP, which is actually funded and outstanding at such time, whether or not such amount is due or payable at such time; provided that, notwithstanding any other provision of this Agreement to the contrary, the term “Consolidated Funded Indebtedness” shall not be deemed to include (A) any Earn-Out Obligation unless and only to the extent that (x) such Earn-Out Obligations are due and payable within the next twelve months or (y) both (i) all conditions to payment have been satisfied and (ii) such Earn-Out Obligation is then due and payable, (B) non-compete or consulting obligations incurred in connection with Permitted Acquisitions, and (C) the portion of Indebtedness of any Subsidiary that is not a wholly owned Subsidiary corresponding to the percentage of equity of such Subsidiary represented by Equity Interests not owned directly or indirectly by the Borrower (it being understood, however, that to the extent such Indebtedness is Guaranteed by the Borrower or any wholly-owned Subsidiary, such Indebtedness shall be included in Consolidated Funded Indebtedness).

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) that is not a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid by such Person to the Borrower or any of the Subsidiaries during such period, and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary (other than, in the case of any Material Acquisition, in connection with calculations required hereunder to be made on a pro forma basis).

“Consolidated Revenues” means, for any period, the total revenues of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means at any time, subject to Section 2.20(f), (i) any Lender that has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of an LC Advance, make a payment to the Swingline Lender in respect of a Swingline Loan or make any other payment due hereunder (each, a “funding obligation”), unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) any Lender that has notified the Administrative Agent, the Borrower, the Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.20(b) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(f)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disqualified Stock” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that would not constitute Disqualified Stock and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale to the extent the terms of such Equity Interest provide that such Equity Interest shall not be required to be repurchased or redeemed until the repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments have occurred or such repurchase or redemption has been consented to by the Required Lenders), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that would not constitute Disqualified Stock and cash in lieu of fractional shares of such Equity Interests), in whole or in part, or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Term Maturity Date; provided, however, that only the portion of any Equity Interests that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof or is so convertible or exchangeable, in each case, prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if any Equity Interests of the Borrower are issued to any director or employee or to any plan for the benefit of directors or employees of the Borrower or the Subsidiaries, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such director’s or employee’s termination, death or disability.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Earn-Out Obligations” means obligations of the acquirer or purchaser of any assets, equity or business to pay earn-outs or deliver other contingent consideration on a similar basis in connection therewith; provided that this definition shall not include non-contingent obligations to pay purchase price in agreed installments.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the release or threatened release into the environment of any pollutants, contaminants or other hazardous or toxic substances or wastes or to the effect of any release into the environment of any pollutants, contaminants or other hazardous or toxic substances or wastes, or of the environment, on human health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the effect on the environment of any generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials released to the environment, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c)  any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a variance of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA.

“Eurodollar Rate”  means:

(a)            for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent in consultation with the Borrower, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice, and to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee under the Collateral Agreement of such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to the provisions of the Collateral Agreement any keepwell, support or other agreement for the benefit of such Subsidiary Loan Party and any and all guarantees of such Subsidiary Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Subsidiary Loan Party, or grant by such Subsidiary Loan Party of a Lien, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income, franchise Taxes or similar Taxes, in each case, imposed on it (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) by reason of any present or former connection between such recipient and the jurisdiction imposing such Taxes, other than solely as a result of entering into or receiving payments under any Loan Document or any transaction contemplated by any Loan Document, (b) any branch profits Taxes imposed by the United States of America or any political subdivision thereof or therein, or any similar Tax imposed by any other jurisdiction in which such recipient is organized or such recipient (or any of its offices) is located, (c) in the case of any Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19), any United States federal withholding tax (i) to the extent of the portion of such tax that would have been imposed on the payment to such recipient under the laws and treaties in effect at the time such recipient becomes a party to this Agreement (or, in the case of a Lender, designates a new Lending Office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e) and (d) any United Stated federal withholding tax that is imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 2, 2011, as amended prior to the Closing Date among the Borrower, the lenders party thereto, and Citibank, N.A., as administrative agent.

“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 2.05.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“FATCA” means current Sections 1471 through 1474 of the Code as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any Treasury regulations or other official administrative guidance promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) that certain letter agreement dated July 24, 2014 among the Borrower, the Administrative Agent and MLPFS and (b) that certain letter agreement dated July 24, 2014 among the Borrower, JPMorgan and JPMS.

“Financial Officer” means the chief financial officer, chief accounting officer, vice president-finance, treasurer or controller of the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004, or, in each case, any successor statute thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof and the District of Columbia.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to each portion of the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary substantially all of the assets of which consist of, directly or indirectly, Equity Interests in Foreign Subsidiaries.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Issuing Bank, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding LC Obligations in respect of Letters of Credit issued by such Issuing Bank other than any such LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, and registrations and filings with, all Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similary authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, in each case for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Impacted Loans” has the meaning assigned to such term in Section 2.14.

“Increase Effective Date” has the meaning assigned to such term in Section 2.09(a).

“Incremental Commitment” has the meaning assigned to such term in Section 2.09(a).

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.09(a).

“Incremental Term Commitment” has the meaning assigned to such term in Section 2.09(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.09(c).

“Incremental Term Loan Maturity Date” has the meaning assigned to such term in Section 2.09(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to cash advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current amounts payable and other current accrued expenses incurred in the ordinary course of business and excluding deferred compensation), (e) Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Stock.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document.

“Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Rate Loan Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date seven days or one, two, three, six months or, if agreed to by all applicable Lenders, twelve months thereafter (in each case, subject to availability), as selected by the Borrower; provided that:

(i)             any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of Interest Periods of one, two, three, six or twelve months, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)            any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)           no Interest Period shall extend beyond the Revolving Maturity Date, any Term Maturity Date, any Additional Revolving Facility Maturity Date, or any Refinancing Revolving Maturity Date, as the case may be, applicable to such Eurodollar Rate Loan; and

(iv)          the initial Interest Period in respect of any Borrowing of Term Loans shall commence on the date of the Borrowing thereof and end on the last Business Day of the first full month following the date of such Borrowing (with the interpolation of each such Interest Period being made from the standard one month period (for purposes of determining the applicable Eurodollar Rate Loan or Base Rate Loan)).

“IP Agreements” has the meaning assigned to such term in the Collateral Agreement.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each of Bank of America and JPMorgan and each other Lender acceptable to the Administrative Agent and the Borrower that shall have become an Issuing Bank hereunder as provided in Section 2.05(i) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(j)), each in its capacity as an issuer of Letters of Credit hereunder; provided that no Person shall at any time become an Issuing Bank if after giving effect thereto there would at such time be more than two Issuing Banks.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branch offices of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch office with respect to Letters of Credit issued by such Affiliate or branch office.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any Issuing Bank and the Borrower (or any Subsidiary) or in favor of any Issuing Bank and relating to any such Letter of Credit.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“JPMS” means J.P. Morgan Securities LLC.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Borrowings at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all LC Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Sublimit” means $25,000,000.  For purposes of this Agreement, the LC Subslimit for Bank of America, in its capacity as an Issuing Bank, shall be $12,500,000, and the LC Sublimit for JPMorgan, in its capacity as an Issuing Bank, shall be $12,500,000, in each case unless otherwise agreed in writing among Bank of America, JPMorgan and the Borrower.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that the ownership or acquisition of any equity interest in a Lender or any direct or indirect parent company thereof by a Governmental Authority shall not in and of itself constitute a Lender Insolvency Event so long as such ownership interest does not result in or provide such lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such lender (or such Governmental Authority) to reject, repudiate disavow or disaffirm any contracts or agreements made with such Lender.

“Lender Party” means any Lender, the Issuing Bank or the Swingline Lender.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Accession Agreement, a Refinancing Facility Amendment or an Additional Facility Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby or commercial letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Leverage Ratio” means, on any date, the ratio of (a) an amount equal to (i) Consolidated Funded Indebtedness as of such date, less (ii) the aggregate amount (but not in excess of $45,000,000) of unrestricted cash and cash equivalents maintained in the United States owned by the Loan Parties on such date free and clear of all Liens (other than Liens created under the Loan Documents, Liens constituting Permitted Encumbrances (other than Permitted Encumbrances of the type referred to in clause (c) or (d) of the term “Permitted Encumbrances”) or other nonconsensual Liens arising as a matter of law), to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“LIBOR” has the meaning assigned to such term in the definition of Eurodollar Rate.

“LIBOR Rate” has the meaning assigned to such term in the definition of Eurodollar Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Fee Letters, any Auto Borrow Agreement, any Letter of Credit Applications referred to in Section 2.05(a) or 2.05(b), any promissory notes delivered pursuant to Section 2.10(e), each Accession Agreement, the Collateral Agreement and the other Security Documents.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.08, which shall be substantially in the form of Exhibit 2.03 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means the Borrower and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Acquisition” means any acquisition, or series of related acquisitions, (a) that involves assets comprising all or substantially all of an operating unit of a business or common stock of any Person and (b) the consideration paid in which exceeds $5,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is party or (c) the rights and benefits of the Administrative Agent, any Lender, any Issuing Bank or the Swingline Lender under the Loan Documents.

“Material Disposition” means any sale, transfer or other disposition, or series of related sales, transfers or other dispositions, (a) that involves assets comprising all or substantially all of an operating unit of a business or common stock of any Person, in each case owned by the Borrower or any Subsidiary and (b) the consideration paid in which exceeds $5,000,000.

“Material Indebtedness” means Indebtedness, or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate amount exceeding $25,000,000; provided that for purposes of this definition the term “Indebtedness” shall not include (x) Loans, (y) Letters of Credit and (z) Earn-Out Obligations unless and only to the extent that both (i) all conditions to payment have been satisfied and (ii) such Earn-Out Obligation is then due and payable.  For purposes of determining Material Indebtedness, the “amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary (a) the consolidated assets of which equal 5.0% or more of the Consolidated Total Assets, or (b) the consolidated revenues of which equal 5.0% or more of the Consolidated Revenues, in each case as of the end of or for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b); provided that if at the end of the most recent fiscal quarter or for the most recent period of four consecutive fiscal quarters the combined consolidated assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10.0% of the Consolidated Total Assets or 10.0% of the Consolidated Revenues (in each case, determined as set forth above), then the Borrower shall select one or more of such excluded Subsidiaries to be Material Subsidiaries until such excess shall have been eliminated.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sec. 1396 et seq.) and any statutes succeeding thereto.

“Medicaid Regulations” means, collectively, (a) all Federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting Medicaid, (b) all applicable provisions of all Federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all Federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above, (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (c) above, in each case as may be amended or supplemented.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sec. 1995 et seq.) and any statutes succeeding thereto.

“Medicare Regulations” means, collectively, all Federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting Medicare, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including Health and Human Services (“HHS”), Centers for Medicare and Medicaid Services, the Office of the Inspector General for HHS or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended or supplemented.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.23(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all LC Obligations, and (c) otherwise, an amount determined by the Administrative Agent and such Issuing Bank in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage or deed of trust granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means each fee interest in real property and the improvements thereto owned by a Loan Party that has a book value in excess of $10,000,000.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts and commissions) paid by the Borrower and the Subsidiaries to Persons that are not Affiliates of the Borrower or any Subsidiary in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (A) the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (B) if such sale, transfer or other disposition includes the sale of one or more operating businesses, divisions or operating units, the amount of all liabilities, including accounts payable, directly arising from the operations of such business, division or operating unit that are retained by the Borrower and the Subsidiaries (as determined reasonably and in good faith by the chief financial officer of the Borrower), (iii) the amount of all taxes paid (or reasonably estimated to be payable) (including, in the case of any such event in respect of any Foreign Subsidiary, taxes payable upon the repatriation of such proceeds to the United States) by the Borrower and the Subsidiaries, and (without duplication for the amount of any liability netted under clause (ii)(B) above) the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower) and (iv) in the case of any such proceeds received by a Subsidiary that is not a wholly owned Subsidiary, the portion of such proceeds attributable to the minority interests in such Subsidiary.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.11 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means the obligations of the Borrower hereunder and of the Borrower and the other Loan Parties under the other Loan Documents, including (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and any obligation to provide cash collateral, and (iii) all other monetary obligations of the Borrower under this Agreement or any other Loan Document, including in respect of fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each other Loan Document and (c) the due and punctual payment and performance of all of the obligations of each other Loan Party under or pursuant to each of the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“ONCOMED Operating Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement dated as of December 6, 2013 among ONCOMED Specialty, LLC, Pharmacy Corporation of America, ONCO360 Holdings 1, Inc., ONCO360 Holdings 2, Inc. and ONCO360 Holdings 3, Inc.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, or similar charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to LC Obligations on any date, the aggregate outstanding amount of such LC Obligations on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimubrsements by the Borrower of Unreimbursed Amounts.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Patriot Act” has the meaning assigned to such term in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006, as amended from time to time.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Subsidiary of Equity Interests in, or all or substantially all of the property and assets of (or all or substantially all of the property and assets constituting a separate business unit of), any Person that, upon the consummation thereof, will be a wholly owned Subsidiary that is not a Foreign Subsidiary (including as a result of a merger or consolidation between (A) any Subsidiary and such Person and (B) so long as the Borrower is the surviving entity, the Borrower and any Person) or, in the case of any purchase or other acquisition of property or assets, will be owned by the Borrower or a Subsidiary Loan Party; provided that, with respect to each such purchase or other acquisition, (i) the Collateral and Guarantee Requirement shall be satisfied with respect to each such newly created or acquired Subsidiary (if it is a Subsidiary Loan Party) and (ii) all other actions required to be taken with respect to such newly created or acquired Subsidiary or properties or assets under Sections 5.11 and 5.12 shall have been taken; provided further that, (i) such purchase or acquisition was not preceded by, or consummated pursuant to, a hostile offer, (ii) all transactions related thereto are consummated in accordance with applicable laws, (iii) the business of such Person, or such properties or assets, as the case may be, constitute a business permitted by Section 6.03(b) and (iv) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Borrower shall be in pro forma compliance with the covenants set forth in Sections 6.12 and 6.13, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) as if such purchase or acquisition had occurred on the first day of the relevant period for testing compliance, and (C) if the aggregate consideration (determined as set forth above) for such purchase or acquisition exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition shall have been satisfied with respect to such purchase or other acquisition, together with (unless otherwise consented to by the Administrative Agent) reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (iv)(B) above.

“Permitted Amendments” has the meaning assigned to such term in Section 2.22.

“Permitted Business” means any business that the Borrower or any Subsidiary is permitted to engage in pursuant to Section 6.03(b).

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.05;

(b)            landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)            judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, canals, ditches, water rights, highways, roads, railroads, fences, oil and gas leases, electric lines, data communications, and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of the real properties or Liens incidental to the conduct of the business of the Borrower and the Subsidiaries or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower and the Subsidiaries;

(g)            leases, licenses, software-related escrow agreements, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business of the Borrower and the Subsidiaries;

(h)            Liens arising by virtue of any statutory, common law or contractual provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution; and

(i)            Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or Attributable Debt.

“Permitted Investments” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)            investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P of A-2 or higher or from Moody’s of P-2 or higher;

(c)            investments in deposit accounts, certificates of deposit, banker’s acceptances and time deposits maturing within 270 days after the date of acquisition thereof issued or guaranteed by or placed with (i) any Lender or (ii) any commercial bank that has a short-term deposit rating issued by S&P of A-2 or higher or by Moody’s of P-2 or higher;

(d)            short-term tax exempt securities rated not lower than MIG-1/+1 by either Moody’s or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

(e)            repurchase agreements with a term of not more than 30 days relating to securities described in clause (a) above and entered into with a commercial bank satisfying the criteria described in clause (c) above;

(f)            Investments in money market or similar funds not less than 95% of the assets of which are comprised of assets of the types described in clauses (a), (b), (c), (d) and (e) above; and

(g)            in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized that are substantially similar to the assets referred to in clauses (a), (b), (c), (d), (e) and (f) above.

“Permitted Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and any of its Subsidiaries and any Cash Management Bank; provided, that for any of the foregoing to be included as a “Permitted Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the Borrower and the applicable Cash Management Bank must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Permitted Secured Hedge” means any interest rate, currency, foreign exchange, or commodity Hedging Agreement permitted under this Agreement between any Loan Party and any of its Subsidiaries and any Permitted Secured Hedge Bank; provided that for any of the foregoing to be included as a “Permitted Secured Hedge” on any date of determination by the Administrative Agent, the Borrower and the applicable Permitted Secured Hedge Bank must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Permitted Secured Hedge Bank” means any Person that (a) at the time it enters into a Permitted Secured Hedge, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Permitted Secured Hedge in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Permitted Secured Hedge or (c) within 30 days after the time it enters into the applicable Permitted Secured Hedge, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Permitted Secured Hedge.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pines Nursing Homes Litigation” means those certain matters litigated in the United States District Court for the Southern District of Florida, case number 1:13-cv-23924-KMM, involving a complaint filed on October 29, 2013 by Pines Nursing Homes, Inc. regarding facsimile communications from the Borrower that purportedly promote the Borrower’s goods and/or services in a manner that allegedly violates the Telephone Consumer Protection Act, and any other litigation or proceedings relating to the same or substantially similar underlying allegations or facts.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender or (ii) any Lender that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Administrative Agent, the Borrower, the Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement.  Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) or (ii) above will be made by the Administrative Agent or, in the case of clause (ii), the Issuing Bank or the Swingline Lender, as the case may be, in its sole discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Prepayment Event” means:

(a)            any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction or by way of merger or consolidation) of any property or asset of the Borrower or any Subsidiary, including any sale or issuance to a Person other than the Borrower or a Subsidiary of Equity Interests in any Subsidiary, other than (i) dispositions permitted by clauses (a), (b), (d) and (e) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $10,000,000 in the case of any single transaction or series of related transactions; or

(b)            any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary resulting in aggregate Net Proceeds exceeding $10,000,000; or

(c)            the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than, to the extent prepayment is not otherwise required in connection with the incurrence thereof, Indebtedness permitted by Section 6.01.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property:

(a)             a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b)            if requested by the Collateral Agent, existing maps, plats or as-built surveys of the sites of such real property (or, new maps, plats or as-built surveys if existing maps, plats or as-built surveys are insufficient in the judgment of the applicable title company to (i) delete any standard printed survey exception contained in the applicable title policy and (ii) provide customary endorsements to the applicable title policy);

(c)            ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Collateral Agent with respect to such real property, assuring the Collateral Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Encumbrances, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include such customary endorsements for financing transactions of the type contemplated herein as are reasonably requested by the Collateral Agent;

(d)            (i)  a “life of loan” flood determination certificate as to whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) (which flood determination certificate must be received by the Collateral Agent at least seven Business Days prior to the filing of the applicable Mortgage) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Collateral Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Collateral Agent and naming the Collateral Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

(e)            if reasonably requested by the Collateral Agent, an environmental assessment questionnaire, substantially in the form attached hereto as Exhibit 1.01(c), with respect to such real property; and

(f)            if requested by the Collateral Agent, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Collateral Agent and each Lender, in form and substance reasonably acceptable to the Collateral Agent.

“Reference Period” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness, accrued and unpaid interest thereon, any prepayment or other similar fees paid to the holders of the Original Indebtedness in connection therewith and any reasonable fees and expenses paid by the Borrower or any Subsidiary in connection with the incurrence of such Refinancing Indebedness; (b) the maturity of such Refinancing Indebtedness shall not be earlier, and the Weighted Average Life to Maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness, and such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or similar event) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date six months after the latest then existing Term Maturity Date; (c) such Refinancing Indebtedness shall not constitute an obligation of any Subsidiary (other than any Subsidiary that is party to the Collateral Agreement as a guarantor and grantor thereunder) that shall not have been an obligor in respect of such Original Indebtedness; (d) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms, when taken as a whole, that are substantially similar to the subordination provisions in the Original Indebtedness or which are reasonably acceptable to the Administrative Agent; and (e) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness or by any Lien having a higher priority relative to the Liens securing the Obligations than the Lien that secured such Original Indebtedness.

“Refinancing Facility” has the meaning assigned to such term in Section 2.21.

“Refinancing Facility Amendment” has the meaning assigned to such term in Section 2.21.

“Refinancing Revolving Facility” means any Refinancing Facility that is a revolving facility.

“Refinancing Revolving Maturity Date” means the maturity date of any Refinancing Revolving Facility.

“Refinancing Term Loan” means any Refinancing Facility that is a term loan.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower.

“Restricting Information” has the meaning assigned to such term in Section 9.12(b).

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, in the Assignment and Assumption or the Accession Agreement pursuant to which such Lender shall have assumed or acquired its Revolving Commitment or in any documentation executed by such Lender in connection with an Incremental Commitment, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Lenders’ Revolving Commitments as of the Closing Date is $310,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” means each revolving facility provided under this Agreement including the Revolving Facility established pursuant to Section 2.01(b), any Incremental Revolving Commitment and any Refinancing Revolving Facility.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means September 17, 2019; provided, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower or any Subsidiary under each Permitted Secured Hedge and (c) the due and punctual payment and performance of all obligations owed from time to time by the Borrower or any Subsidiary in respect of Permitted Secured Cash Management Agreements; provided that Secured Obligations of a Subsidiary Loan Party exclude any Excluded Swap Obligations with respect to such Subsidiary Loan Party.

“Secured Party” means each applicable “Secured Party”, as defined in any applicable Security Document.

“Secured Party Designation Notice” means a notice from the Borrower and any Lender (or an Affiliate of a Lender) substantially in the form of Exhibit 1.01(b).

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages, the IP Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.12 to secure any of the Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each wholly owned Subsidiary, other than (a) any Subsidiary that is a Foreign Subsidiary, (b) any Subsidiary of a Foreign Subsidiary, (c) any Foreign Subsidiary Holding Company or (d) at the election of the Borrower, any Subsidiary that (i) does not conduct any business operations, (ii) has assets with a total book value not in excess of $100,000 and (iii) does not have any Indebtedness outstanding (excluding any Earn-Out Obligations).

“Swap Obligations” means, with respect to any Subsidiary Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Loan Notice” means a notice of a Borrowing of Swingline Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04(b) or such other form as is approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swingline Sublimit” means $10,000,000.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority including all interest, penalties or additions to tax applicable thereto.

“Term A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to advance its portion of  the Term Loan A hereunder, expressed as an amount representing the maximum principal amount of the Term Loan A to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Term A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term A Commitment, as applicable.  The aggregate amount of the Lenders’ Term A Commitments as of the Closing Date is $225,000,000.

“Term A Maturity Date” means September 17, 2019; provided, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Term Commitment” means, with respect to each Lender, (a) the Term A Commitment of such Lender, (b) the Incremental Term Commitment of such Lender, if any, and (c) the commitment, if any, of such Lender to advance its portion of any other Term Loan hereunder, expressed as an amount representing the maximum principal amount of such Term Loan to be made by such Lender, as such commitment may be (i) reduced from time to time pursuant to Section 2.08 and (i) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means the Term Loan A, together with (unless the context otherwise requires) Incremental Term Loans, Additional Term Loans and Refinancing Term Loans.

“Term Loan A” means the term loan advanced on the Closing Date by Lenders with Term A Commitments.

“Term Maturity Date” means all or any of the following, as the context requires: the Term A Maturity Date, any Incremental Term Loan Maturity Date, any Refinancing Term Loan Maturity Date and any Additional Term Loan Maturity Date.

“Total Revolving Outstandings” means the aggregate outstanding amount of all Revolving Loans, all Swingline Loans and all LC Obligations.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Uniform Commercial Code” means the Uniform Commercial Code as adopted and in effect from time to time in the State of New York.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.05(c)(i).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date of determination, the period of time (expressed in years) obtained by dividing (a) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date of determination and the making of such payment by (b) the then outstanding principal amount of such Indebtedness as of such date of determination.

“wholly owned”, when used in reference to a subsidiary of any Person, means any subsidiary of such Person all the Equity Interests in which, other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required to be held by Persons under applicable law, are owned, directly or indirectly, by such Person or another wholly owned Subsidiary of such Person.

“Wisconsin Qui Tam Litigation” means those certain matters litigated in the United States District Court for the Eastern District of Wisconsin, case number 09-c-0720, involving two consolidated qui tam complaints filed in 2009 (and unsealed on June 10, 2013) by relators (who are former employees of the Borrower and a company acquired by the Borrower) regarding the alleged ordering of prescriptions by nurses, and any other litigation or proceedings relating to the same or substantially similar underlying allegations or facts.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02   Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Rate Loan”) or by Class and Type (e.g., a “Eurodollar Rate Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Rate Borrowing”) or by Class and Type (e.g., a “Eurodollar Rate Revolving Borrowing”).

SECTION 1.03   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and to any successor law or regulation, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04   Accounting Terms; GAAP; Pro Forma Calculations.

(a)            Except as otherwise expressly provided herein, all terms of an accounting or financial nature (including the term “unrestricted cash and cash equivalents”) shall be construed in accordance with GAAP, as in effect from time to time; provided that, if at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to approve such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so approved, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

(b)            All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event (i) shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness (without giving effect to any Earn-Out Obligations), all in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (ii) in the case of any acquisition (including pursuant to a merger or consolidation) may reflect pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 12 months following such acquisition, provided that the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings meet the requirements set forth in this clause (ii), together with reasonably detailed calculations demonstrating such satisfaction).

(c)            Anything in this Agreement to the contrary notwithstanding, for all purposes of this Agreement or any other Loan Document, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (topic 840) issued August 17, 2010, or any successor proposal.

(d)            If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or any Issuing Bank, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Bank, as the case may be, under Section 2.05(a)(v), 2.12(b) or 2.13(c) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

SECTION 1.05   Rounding.Any financial ratios to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which  such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.06   Times of Day.Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07   Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Article II

The Credits

SECTION 2.01   Commitments.  Subject to the terms and conditions set forth herein, (a) each Lender having a Term A Commitment shall advance its portion of the Term Loan A to the Borrower on the Closing Date in a principal amount not exceeding its Term A Commitment and (b) each Lender having a Revolving Commitment severally agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loan A or any other Term Loan hereunder may not be reborrowed.

SECTION 2.02   Loans and Borrowings.

(a)            Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Closing Date must be made as Base Rate Borrowings unless the Borrower shall have provided an indemnity satisfactory to the Administrative Agent extending the benefits of Section 2.16 to the Lenders in respect of such Borrowings.  Each Swingline Loan shall be a Base Rate Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            At the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (except, following any repayment pursuant to Section 2.10(a) or prepayment pursuant to Section 2.11(c), where compliance with this requirement is not possible) and not less than $5,000,000.  At the time that each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Advance as contemplated by Section 2.05(c).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Rate Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or any applicable Term Maturity Date, as appropriate.

SECTION 2.03   Requests for Borrowings.  Each Borrowing of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each Loan Notice shall specify (i) whether the requested Borrowing is to be a Revolving Borrowing or Term Borrowing, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing, and if applicable, the duration of the Interest Period with respect thereto and (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.  If the Borrower fails to specify a Type of Loan in the Loan Notice, then the applicable Loans shall be made as, or converted to, (x) in the case of a Revolving Borrowing, Base Rate Loans or (y) in the case of a Term Borrowing, Eurodollar Rate Loans with an Interest Period of one month (or, in the case of the initial Borrowing of Term Loans, with an Interest Period as specified in clause (iv) of the definition of “Interest Period”).  If the Borrower requests a Borrowing of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

SECTION 2.04   Swingline Loans.

(a)            Subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time after the Closing Date and during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit, (ii) the aggregate Revolving Exposures of all Revolving Lenders exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan or (iii) any Fronting Exposure (to be reasonably determined by the Swingline Lender).  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)            To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone, hand delivery, facsimile delivery or electronic means of a Swingline Loan Notice, not later than 2:00 p.m. on the day of a proposed Swingline Loan.  Each such Swingline Loan Notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a duly executed Swingline Loan Notice.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Advance as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 4:00 p.m. on the requested date of such Swingline Loan (it being agreed that such Swingline Loan will be made available within two hours after the applicable notice is given, if given prior to 2:00 p.m.).

(c)            Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)            The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans.  Until each Lender funds its risk participation pursuant to this Section 2.04(d) to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(e)            The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(f)            In order to facilitate the borrowing of Swingline Loans, the Borrower and the Swingline Lender may mutually agree to, and are hereby authorized to, enter into an auto borrow agreement in form and substance satisfactory to the Swingline Lender and the Administrative Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swingline Lender of Swingline Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein.  At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swingline Loans for all purposes hereof, except that Borrowings of Swingline Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement.  For purposes of determining the Total Revolving Outstandings at any time during which an Auto Borrow Agreement is in effect, the Outstanding Amount of all Swingline Loans shall be deemed to be the sum of the aggregate outstanding principal amount of Swingline Loans at such time plus the maximum amount available to be borrowed under such Auto Borrow Agreement at such time.

SECTION 2.05   Letters of Credit.

(a)            The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any LC Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the LC Obligations shall not exceed the LC Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired without any pending drawing or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed LC Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)	Each Issuing Bank shall not issue any Letter of Credit if:

(A)            subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)            the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)            Each Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense (for which such Issuing Bank is not otherwise compensated hereunder) which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B)            the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C)            such Letter of Credit is to be denominated in a currency other than Dollars; or

(D)            any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)            Each Issuing Bank shall not amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)            Each Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank.  Such Letter of Credit Application must be received by such Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuing Bank may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may require.  Additionally, the Borrower shall furnish to such Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance, amendment or cancellation, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may require.

(ii)            Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless such Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)            If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank shall issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by such Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each case directing such Issuing Bank not to permit such extension.

(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)            Each Issuing Bank shall provide to the Administrative Agent, on a monthly basis, a written summary of information (including such information as issuances, amendments, expirations, cancellations, etc.) regarding each outstanding Letter of Credit issued by such Issuing Bank.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable Issuing Bank shall promptly notify the Borrower and the Administrative Agent thereof.  Not later than 3:00 p.m. on the later of (x) the date of any payment by such Issuing Bank under a Letter of Credit and (y) the date that the Borrower received notice thereof from the Issuing Bank (each such later date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing; provided that if the Issuing Bank delivers such notice after 11:00 a.m., the Borrower shall have until 3:00 p.m. the following Business Day to reimburse the Issuing Bank through the Administrative Agent.  If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Commitments.  Any notice given by such Issuing Bank or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the applicable Issuing Bank at the Administrative Agent’s office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to such Issuing Bank.

(iii)            With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.13(c).  In such event, each Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.

(iv)            Until each Lender funds its Revolving Loan or LC Advance pursuant to this Section 2.05(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such Issuing Bank.

(v)            Each Lender’s obligation to make Revolving Loans or LC Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)            If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation.  A certificate of such Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)            At any time after such Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LC Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 2.18 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute.  The obligation of the Borrower to reimburse the applicable Issuing Bank for each drawing under each Letter of Credit and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower;

(v)            honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)            any payment made by such Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable;

(vii)            any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank.  The Borrower shall be conclusively deemed to have waived any such claim against such Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)            Role of Issuing Banks.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Banks shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless such Issuing Bank is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Such Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)            Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit and the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, each Issuing Bank shall not be responsible to the Borrower for, and each Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i)            Designation of Additional Issuing Banks.  From time to time, the Borrower may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders or Affiliates of Lenders that agree to serve in such capacity as provided below; provided that at any given time, there shall not be more than two Issuing Banks.  The acceptance by a Lender or an Affiliate of a Lender of any appointment as an Issuing Bank hereunder shall be executed by such Lender or Affiliate of a Lender, the Borrower and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender or Affiliate of a Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the terms “Issuing Bank” shall be deemed to include such Lender or Affiliate of a Lender in the capacity as an Issuing Bank.

(j)            Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank and the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the date of the delivery thereof.  From and after the effective date of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not issue additional Letters of Credit.

SECTION 2.06   Funding of Borrowings.  Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans.  In the case of a Borrowing, each Lender that has received notice from the Administrative Agent in accordance with the immediately preceding sentence shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, in the case of a Borrowing on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrowing, there are LC Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such LC Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

SECTION 2.07   Interest Elections.

(a)            Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the Loan Notice and, in the case of a Eurodollar Rate Borrowing, shall have an initial Interest Period as specified in such Loan Notice.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Loan Notice would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a Loan Notice.

(c)            Each Loan Notice shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Loan Notice applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Loan Notice, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be a Base Rate Borrowing or Eurodollar Rate Borrowing; and

(iv)            if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Loan Notice requests a Eurodollar Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of such Loan Notice, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

If the Borrower fails to deliver a timely Loan Notice with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurodollar Rate Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing be converted to a Base Rate Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08   Termination and Reduction of Commitments.

(a)            Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m. on the Closing Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)            The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures of all Revolving Lenders would exceed the aggregate Revolving Commitments and (iii) if, after giving effect to any reduction of Revolving Commitments, the LC Sublimit or the Swingline Sublimit exceeds the amount of Revolving Commitments of all Revolving Lenders, the LC Sublimit and the Swingline Sublimit shall be automatically reduced by the amount of such excess.

(c)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financings or asset dispositions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09   Incremental Commitments.

(a)            Borrower Request.  The Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Maturity Date, an increase to the existing Revolving Commitments (each, an “Incremental Revolving Commitment”) and/or (y) the establishment of one or more new term loans (each, an “Incremental Term Commitment” and together with any Incremental Revolving Commitment, an “Incremental Commitment”), by an aggregate amount not in excess of $190,000,000.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.  Each Incremental Commitment shall be in an aggregate amount of not less than $10,000,000 and in integral multiples of $1,000,000 in excess thereof (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Commitments set forth in above).

(b)            Conditions.  The Incremental Commitments shall become effective as of the Increase Effective Date; provided that:

(i)            each of the conditions set forth in Section 4.02 shall be satisfied (provided that for purposes of this Section 2.09(b), the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent financial statements furnished pursuant to subsection (a) and (b) of Section 5.01);

(ii)            no Default or Event of Default shall have occurred and be continuing or would result from the Borrowings to be made on the Increase Effective Date;

(iii)            the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date;

(iv)            on a pro forma basis, the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 as of the end of the latest fiscal quarter for which internal financial statements are available;

(v)            the Borrower shall make any breakage payments in connection with any adjustment of Revolving Loans pursuant to Section 2.09(d); and

(vi)            the Borrower shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(c)            Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to Incremental Commitments shall be as follows:

(i)            terms and provisions of term loans made pursuant to the Incremental Term Commitments (each, an “Incremental Term Loan”) shall be, except as otherwise set forth herein or in an Accession Agreement (as defined below), identical to the Term Loan A (it being understood that Incremental Term Loans may be a part of the Term Loan A) and to the extent that the terms and provisions of an Incremental Term Loan are not identical to the Term Loan A (except to the extent permitted by clause (iii) or (iv)  below) they shall be reasonably satisfactory to the Administrative Agent; provided that in any event each Incremental Term Loan must comply with clauses (iii) or (iv) below;

(ii)            the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans;

(iii)            the Weighted Average Life to Maturity of any Incremental Term Loan shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loan A (if existing) or any other Incremental Term Loan then existing; and

(iv)            the maturity date of any Incremental Term Loan (each, an “Incremental Term Loan Maturity Date”) shall not be earlier than the Term A Maturity Date or any Incremental Term Loan Maturity Date.

The Incremental Commitments shall be effected by an accession agreement (the “Accession Agreement”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them.  The Accession Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.09.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Revolving Commitments and Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement.  This Section 2.09 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

(d)            Adjustment of Revolving Loans.  To the extent the Commitments being increased on the relevant Increase Effective Date are Incremental Revolving Commitments, then each Revolving Lender that is acquiring an Incremental Revolving Commitment on the Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Increase Effective Date.  If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.02.

(e)            Making of New Term Loans.  On any Increase Effective Date on which new Incremental Commitments for any Incremental Term Loan are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Commitment.

(f)            Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, to the extent set forth in the Accession Agreement.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such class of Term Loans or any such new Commitments.

SECTION 2.10   Repayment of Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay:

(i)            to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date,

(ii)            to the Administrative Agent, on the last Business Day of each month set forth below, for the ratable account of the Term Lenders holding Loans comprising the Term Loan A advanced on the Closing Date, the aggregate principal amount of the Term Loan A set forth below (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11):

Principal Payment Date	Amortization Payment
September 2015	$2,812,500
December 2015	$2,812,500
March 2016	$2,812,500
June 2016	$2,812,500
September 2016	$2,812,500
December 2016	$2,812,500
March 2017	$2,812,500
June 2017	$2,812,500
September 2017	$2,812,500
December 2017	$2,812,500
March 2018	$2,812,500
June 2018	$2,812,500
September 2018	$2,812,500
December 2018	$2,812,500
March 2019	$2,812,500
June 2019	$2,812,500

; provided that the final principal repayment installment of the Term Loan A shall be repaid on the Term A Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Loans outstanding on such date, and

(iii)            to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and ten Business Days after such Loan is made.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) (i) in the case of Revolving Loans, to be in the form of Exhibit 2.10(e)(i) (a “Revolving Note”), (ii) in the case of Swingline Loans, to be in the form of Exhibit 2.10(e)(ii) (a “Swingline Note”), (iii) in the case of the Term Loan A, to be in the form of Exhibit 2.10(e)(iii) (a “Term Note”) and (iv) in the case of any Incremental Term Loan, Refinancing Term Loan or Additional Term Loan, to be in a form approved by the Administrative Agent (an “Incremental Term Note,” “Refinancing Term Note” or “Additional Term Note”, as applicable).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11   Prepayment of Loans.

(a)            The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section (except with respect to Swingline Loans while an Auto Borrow Agreement is in effect, in which case prepayment of Swingline Loans shall be governed by the terms of the Auto Borrow Agreement).

(b)            In the event and on such occasion that the aggregate Revolving Exposures of all Revolving Lenders exceeds the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent) in an aggregate amount equal to such excess.

(c)            In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within 10 Business Days after such Net Proceeds are received), prepay Term Borrowings in an aggregate amount equal to such Net Proceeds as provided pursuant to clause (d)(ii) below; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall prior to the date of the required prepayment deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days (or, if the Borrower or any Subsidiary has, prior to the expiration of such 365-day period, entered into a binding commitment to so reinvest such Net Proceeds, within 180 days after the date of such commitment) after receipt of such Net Proceeds, to acquire assets to be used in the business of the Borrower and the Subsidiaries, and certifying that no Event of Default has occurred and is continuing then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 365-day period (or, if applicable, such 180-day period), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

(d)            (i) Optional prepayments of Term Loans shall be applied on a ratable basis to (A) the Term Loan A, (B) each Incremental Term Loan, if any, and (C) to the extent provided therefor in each applicable Refinancing Amendment and each applicable Additional Facility Amendment, each Refinancing Term Loan and each Additional Term Loan, and, more specifically, to the remaining principal repayment installments of such Term Loans in direct order of maturity.  (ii) Mandatory prepayments of Borrowings required under Section 2.11(c) shall be applied on a ratable basis to (A) the Term Loan A, (B) each Incremental Term Loan, if any, and (C) to the extent provided therefor in each applicable Refinancing Amendment and each applicable Additional Facility Amendment, each Refinancing Term Loan and each Additional Term Loan, and, more specifically, first, to the next four principal repayment installments of such Term Loans (as applicable) until paid in full, and second to all remaining principal repayment installments of such Term Loans (as applicable, but specifically excluding the final principal installment on the Term A Maturity Date, any Incremental Term Loan Maturity Date, any Additional Term Loan Maturity Date or Refinancing Term Loan Maturity Date, unless, with respect to any such Additional Term Loan or Refinancing Term Loan, such exclusion is not made in the applicable Refinancing Amendment or Additional Facility Amendment, as applicable) and, second, to the Revolving Loans (without a permanent reduction of the Lenders’ Revolving Commitments) until paid in full, and third, to Cash Collateralize the LC Obligations.

(e)            The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender (except with respect to Swingline Loans while an Auto Borrow Agreement is in effect, in which case notice of prepayment of Swingline Loans shall be governed by the terms of the Auto Borrow Agreement)), by delivering to the Administrative Agent a Notice of Loan Prepayment or by telephone (confirmed by hand delivery, facsimile or electronic transmission of a Notice of Loan Prepayment) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Rate Borrowing, not later than 12:00 noon three Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing, not later than 12:00 noon on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon on the date of prepayment (unless an Auto Borrow Agreement is in effect, in which the notice requirements for prepayment of Swingline Loans shall be governed by the terms of the Auto Borrow Agreement).  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment may state that such notice is conditioned upon the effectiveness of other financings or asset dispositions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the prepayment date specified in such notice) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12   Fees.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue, for each day at the Applicable Rate for such day, on the actual daily unused amount of the Revolving Commitment of such Lender for each day during the period from and including the Closing Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)            The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which fee (A) with respect to standby Letters of Credit, shall accrue for each day at the Applicable Rate used to determine the interest rate applicable to Eurodollar Rate Revolving Loans for such day, on the actual daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to LC Borrowings) for each day during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (B) with respect to each commercial Letter of Credit, shall be in an amount equal to 0.125% per annum times the actual daily amount available to be drawn under such Letter of Credit, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the aggregate LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to LC Borrowings) for each day during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            The Borrower agrees to pay to the Administrative Agent and the Arrangers, for their own account, fees payable in the amounts and at the times separately agreed upon between the Borrower, the Administrative Agent and each Arranger.

(d)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13   Interest.

(a)            The Loans comprising each Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Base Rate plus the Applicable Rate (or with respect to any Swingline Loan advanced pursuant to an Auto Borrow Agreement, such other rate as separately agreed in writing between the Borrower and the Swingline Lender).

(b)            The Loans comprising each Eurodollar Rate Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, upon the election of the Required Lenders, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to Base Rate Revolving Loans as provided in paragraph (a) of this Section.

(d)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14   Alternate Rate of Interest.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof or otherwise, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 2.14, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the applicable Impacted Loans, in which case, such alternative interest rate shall apply with respect to such Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the applicable Impacted Loans under the first sentence of this Section 2.14, (2) the Administrative Agent notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the applicable Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative interest rate or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the ability of such Lender to do any of the foregoing and, in each case, such Lender provides the Administrative Agent and the Borrower written notice thereof.

SECTION 2.15   Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or any Issuing Bank;

(ii)            subject the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of its Eurodollar Rate Loans or its participation in or issuance or maintenance of Letters of Credit, other than, in each case, any increase in cost attributable to Indemnified Taxes, Other Taxes and Excluded Taxes (as to which Section 2.17 shall solely govern), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)            The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(d)            A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)            Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16   Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender in good faith to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar Rate market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17   Taxes.

(a)            (i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any Loan Party or the Administrative Agent shall be required to deduct any Taxes from such payments (as determined in good faith by the applicable withholding agent), then the Loan Party or the Administrative Agent or the Borrower shall be entitled to make such deduction.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes from any payment then (A) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Administrative Agent shall make such deductions and (C) the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment then (A) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) such Loan Party or the Administrative Agent, as required by applicable law, shall make such deductions and (C) such Loan Party or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)            In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            (i) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank, as the case may be, or required to be withheld or deducted from a payment hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, for any amount which a Lender or Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.17(c)(ii) below.

(ii) Each Lender and Issuing Bank shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Issuing Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and  (y) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (including, for the avoidance of doubt, any such amounts paid by any Loan Party to the Administrative Agent pursuant to the last sentence of Section 2.17(c)(i)). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)            As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                If any Lender or any Issuing Bank is entitled to an exemption from or reduction of Taxes with respect to payments under this Agreement or any other Loan Document, it shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the foregoing, each Foreign Lender, before it signs and delivers this Agreement, in the case of each Foreign Lender party hereto on the Closing Date, or before it becomes a Lender, in the case of each other Foreign Lender, and from time to time thereafter, before the date any such form expires or becomes obsolete or invalid, shall provide the Borrower (with a copy to the Administrative Agent) with, as appropriate (i) Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, in duplicate, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party and which exempts such Foreign Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Foreign Lender, (ii) Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable in duplicate, and a statement signed under penalty of perjury that it is not (A) a “bank” as described in Section 881(c)(3)(A) of the Code, (B) a 10% shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code) or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Code, (iii) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner, Internal Revenue Service Form W-8IMY and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a statement described in subsection (ii) above of such beneficial owner(s) (provided that, if the Foreign Lender is a partnership and not a participating Lender, such statement from the beneficial owner(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s)), (iv) Internal Revenue Service Form W-8ECI in duplicate, certifying that the income receivable pursuant to the Loan Documents is effectively connected with the conduct of such Foreign Lender’s trade or business in the United States and exempt from United States withholding tax or (v) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, but only if in the Lender’s reasonable judgment the completion, execution and submission of such documentation  would not subject such Lender to any material unreimbursed cost or expense and would not materially prejudice the legal or commercial position of such Lender.  Notwithstanding anything to the contrary in this Section 2.17(e), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)            Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank any refund of Taxes.  If the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank in the event the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)            The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

(h)            For purposes of this Section 2.17, the term “Lender” shall include the Issuing Banks and the Swingline Lender.

SECTION 2.18   Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Borrowings, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m.), on the date when due, in immediately available funds, free and clear without deduction, defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account specified by the Administrative Agent for the account of the applicable Lenders or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest or fees, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Borrowings then due to such parties.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Borrowings or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Borrowings and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Borrowings and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Borrowings and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Borrowings to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.02 and 2.06 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Sections 2.02 and 2.06) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid (it being understood that the Borrower shall not be deemed to be in breach of any of its obligations hereunder solely as a result of such application by the Administrative Agent of any amounts received by it from or on behalf of the Borrower for the account of such Lender).

SECTION 2.19   Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, a Potential Defaulting Lender or otherwise defaults in its obligation to fund Loans hereunder, or if any Lender has failed to consent to a proposed amendment, waiver, modification, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders or all of the affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) unless such assignee is a Lender hereunder, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Advances and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver, consent or approval by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20   Defaulting Lenders.

(a)            Cash Collateral Call.  If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, the Issuing Bank and the Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated or Cash Collateralized pursuant to Section 2.20(b), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the Issuing Bank and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount at least equal to 100% of the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(b)            Reallocation of Defaulting Lender Commitment, Etc.  If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(i)            the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a)  conditions precedent in Section 4.02 have been met, (b) the sum of each Non-Defaulting Lender’s total Revolving Exposure, total Swingline Exposure and total LC Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (c) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)            to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than one Business Day after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender, as the case may be), (a) Cash Collateralize the obligations of the Borrower to the Issuing Bank and the Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or Swingline Exposure, or (b) in the case of such Swingline Exposure, prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)            any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.20(f)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Advances then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c)            Right to Give Drawdown Notices.  In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Issuing Bank and the Swingline Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, a Loan Notice for a Revolving Loan pursuant to Section 2.03 in such amounts and in such times as may be required to (i) reimburse an outstanding LC Advance, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan.

(d)            Fees.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.12(a) and Section 2.12(b) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (i) to the extent that all or a portion of the LC Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.20(b), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, (ii) to the extent that all or any portion of such LC Exposure or Swingline Exposure cannot be so reallocated and is not Cash Collateralized, such fees will instead accrue for the benefit of and be payable to the Issuing Bank and the Swingline Lender, as applicable (and the pro rata payment provisions of Section 2.18 will automatically be deemed adjusted to reflect the provisions of this Section) and (iii) to the extent that all or a portion of such unallocated LC Exposure or Swingline Exposure is Cash Collateralized by the Borrower, fees for which such Defaulting Lender is not entitled shall be retained by the Borrower.

(e)            Termination of Defaulting Lender Commitment.  The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than one Business Day’s prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.20(b)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

(f)            Cure.  If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.20(b)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Exposure, LC Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

(g)            So long as any Lender is a Defaulting Lender, such Lender will not be a Permitted Secured Hedge Bank with respect to any Permitted Secured Hedge entered into while such Lender was a Defaulting Lender.

SECTION 2.21   Refinancing Facilities.

(a)            The Borrower may from time to time, add one or more tranches of term loans or revolving credit facilities to this Agreement (each a “Refinancing Facility”) pursuant to an agreement in writing entered into by the Loan Parties, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Refinancing Facility (each a “Refinancing Facility Amendment”) pursuant to procedures reasonably specified by the Administrative Agent to refinance all or any portion of any outstanding Term Loan or any Revolving Loan then in effect; provided, that:

(i)                 such Refinancing Facility shall not have a principal or commitment amount (or accreted value) greater than the Loans and, in the case of a revolving facility, undrawn available commitments to such revolving facility being refinanced (plus accrued interest, fees, discounts, premiums and reasonable expenses);

(ii)                no Default shall exist on the effective date of such Refinancing Facility or would exist after giving effect to such Refinancing Facility;

(iii)             no existing Lender shall be under any obligation to provide a commitment to such Refinancing Facility and any such decision whether to provide a commitment to such Refinancing Facility shall be in such Lender’s sole and absolute discretion;

(iv)             such Refinancing Facility shall be in an aggregate principal amount of at least $25,000,000 and each commitment of a Lender to such Refinancing Facility shall be in a minimum principal amount of at least $5,000,000, in the case of a Refinancing Facility that is a revolving credit facility and at least $1,000,000 in the case of a Refinancing Facility that is a term loan (or, in each case, such lesser amounts as the Administrative Agent and the Borrower may agree);

(v)               each Person providing a commitment to such Refinancing Facility shall meet the requirements in Section 9.04(b);

(vi)              the Borrower shall deliver to the Administrative Agent:

(A)            a certificate of each Loan Party dated as of the date of such Refinancing Facility signed by a Responsible Officer of such Loan Party (1) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Loan Party approving such Refinancing Facility and (2) in the case of the Borrower, certifying that, before and after giving effect to such Refinancing Facility, (I) the representations and warranties of each Loan Party contained in Article III or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Refinancing Facility, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (II) no Default exists;

(B)            such amendments to the Security Documents as the Administrative Agent may reasonably request to cause the Security Documents to secure the Obligations after giving effect to such Refinancing Facility; and

(C)            customary opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender (including each Person providing a Refinancing Facility Commitment), dated as of the effective date of such Refinancing Facility;

(vii)            the Administrative Agent shall have received documentation from each Person providing a commitment to such Refinancing Facility evidencing such Person’s commitment and such Person’s obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent;

(viii)            such Refinancing Facility (A) shall rank pari passu in right of payment as the other Loans and Commitments; (B) shall not be guaranteed by any Person that is not a guarantor under the Collateral Agreement; and (C) shall be (1) unsecured or (2) secured by the Collateral on an equal and ratable basis with the Obligations or on a junior basis to Obligations (in the case of any junior security interest or subordinated Obligations, pursuant to intercreditor or subordination agreements reasonably satisfactory to the Administrative Agent);

(ix)            such Refinancing Facility shall have such interest rates, interest rate margins, fees, discounts, prepayment premiums, amortization and a final maturity date as agreed by the Loan Parties and the Lenders providing such Refinancing Facility, provided that (A) to the extent refinancing a Revolving Loan and constituting revolving credit facilities, such Refinancing Facility will not have a maturity date (or have scheduled or mandatory commitment reductions or amortization) that is prior to the scheduled Revolving Maturity Date of the Revolving Loan being refinanced and (B) to the extent refinancing a Term Loan or constituting term loan facilities, such Refinancing Facility will have a maturity date that is not prior to the scheduled Term Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loan being refinanced;

(x)            if such Refinancing Facility is a revolving credit facility then (1) such Refinancing Facility shall have ratable voting rights as the other Revolving Loans (or otherwise provide for more favorable voting rights for the then outstanding Revolving Loans) and (2) such Refinancing Facility may provide for the issuance of Letters of Credit for the account of the Borrower and its Subsidiaries on terms substantially equivalent to the terms applicable to Letters of Credit under the existing Revolving Facilities or the making of swing line loans to the Borrower on terms substantially equivalent to the terms applicable to Swingline Loans under the existing Revolving Facilities;

(xi)            each Borrowing of Revolving Loans and participations in Letters of Credit pursuant to Section 2.05 shall be allocated pro rata among the Revolving Loans;

(xii)            subject to clause (ix) above, such Refinancing Facility will have terms and conditions that are substantially identical to, or less favorable, when taken as a whole (as determined by the Borrower in its reasonable judgment), to the Lenders providing such Refinancing Facility than, the terms and conditions of the Revolving Loan or Term Loan being refinanced; provided, however, that such Refinancing Facility may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the Lenders thereof and applicable only during periods after the then latest Revolving Maturity Date or Term Maturity Date in effect; and

(xiii)            substantially concurrent with the incurrence of such Refinancing Facility the Borrower shall apply the Net Proceeds of such Refinancing Facility to the prepayment of outstanding Loans being so refinanced (and, in the case of a Refinancing Facility that refinances a Revolving Loan, the Borrower shall permanently reduce the amount of the commitments to the Revolving Loan being refinanced by the amount of the Net Proceeds of such Refinancing Facility (other than Net Proceeds applied to pay accrued interest, fees, discounts and premiums).

(b)            The Lenders hereby authorize the Agents to enter into, and the Lenders agree that this Agreement and the other Loan Documents shall be amended by, such Refinancing Facility Amendments to the extent (and only to the extent) the Administrative Agent deems necessary in order to establish Refinancing Facilities on terms consistent with and/or to effect the provisions of this Section 2.21.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Amendment.  In addition, if so provided in the Refinancing Facility Amendment for a Refinancing revolving facility and with the consent of each Issuing Bank, participation in Letters of Credit under the existing Revolving Facilities shall be reallocated from Lenders holding revolving commitments under the existing Revolving Facilities to Lenders holding revolving commitments under such Refinancing revolving facility in accordance with the terms of such Refinancing Facility Amendment.

SECTION 2.22   Extension of Existing Revolving Loans and Term Loans.  The Borrower may from time to time, subject to the consent of the Administrative Agent, make one or more offers to all the Lenders holding a Revolving Commitment or to all of the Lenders holding a Term Loan to make one or more amendments or modifications to (A) allow the maturity and scheduled amortization (if any) of the Loans and Commitments of the accepting Lenders to be extended and (B) increase or decrease the Applicable Rate and/or fees payable with respect to the Loans and Commitments (if any) of the accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent.  Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made.  Each Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent such written agreements as the Administrative Agent shall reasonably require to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such certified resolutions, legal opinions and other documents as requested by the Administrative Agent.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of any Permitted Amendment.  Each of the parties hereto hereby agrees that (1) upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made and (2) any applicable Lender who is not an Accepting Lender may be replaced by the Borrower in accordance with Section 2.19.

SECTION 2.23   Cash Collateral.

(a)            Certain Credit Support Events.  If (i) any Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing, (ii) as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 2.05 or Article VII, or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the Issuing Bank, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.20 and any Cash Collateral provided by the Defaulting Lender).

(b)            Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.23(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)            Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.23 or Section 2.05, 2.11(b), 2.20 or Article VII in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)            Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto or (ii) the determination by the Administrative Agent and each applicable Issuing Bank that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and each applicable Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Article III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01   Organization; Powers.   Each of the Borrower and the Subsidiaries (a) is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,) in good standing under the laws of the jurisdiction of its organization and (b) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) has all requisite power and authority and all Governmental Approvals (including without limitation those required by Medicaid Regulations and Medicare Regulations) to carry on its business as now conducted and as proposed to be conducted and (ii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02   Authorization; Enforceability.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equity holder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable against the Borrower or such Loan Party (as the case may be) in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03   Governmental Approvals; No Conflicts.  The execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.  (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except such as have been obtained or made and are in full force and effect and filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents, in each case (other than, in the case of clause (b), with respect to any violations of charter, bylaws or other organizational documents referred to therein) except where the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04   Financial Condition; No Material Adverse Change.

(a)                The Borrower has heretofore furnished to the Lenders the consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2012 and December 31, 2013 and the related consolidated statements of operations, stockholder’s equity and cash flows of the Borrower and its subsidiaries as of and for the three fiscal years ended December 31, 2013, reported on by KPMG, LLP, independent public accountants, as included in the Borrower’s Form 10-K.  Such consolidated financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)                Except as disclosed in (i) the financial statements referred to above or the notes thereto or (ii) the Borrower’s Form 10-Q for the periods ended March 31, 2014 and June 30, 2014, none of the Borrower or the Subsidiaries has, as of the Closing Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(c)                There has been no material adverse change in the business, operations, assets, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2013.

SECTION 3.05  Properties.

(a)            Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for Liens permitted by Section 6.02, except for such defects in title, leasehold or interest as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)            Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)            As of the Closing Date, none of the Borrower and the Subsidiaries owns in fee any real property.

SECTION 3.06   Litigation and Environmental Matters.

(a)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)            Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice or otherwise has knowledge of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07   Compliance with Laws and Agreements.  Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation, Medicaid Regulations, Medicare Regulations, ERISA and environmental matters) and, as of the Closing Date, all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08   Investment Company Status.  No Loan Party is registered or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.09   Taxes.  The Borrower and the Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed by them, all such Tax returns are true, correct and complete in all material respects, and the Borrower and the Subsidiaries have paid all Taxes shown to be due and payable on such returns, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has, to the extent required by GAAP, set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  There is no current, proposed or pending audit, assessment, deficiency or other claim relating to Taxes against any Loan Party that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Each Loan Party has made adequate provisions in accordance with GAAP for all material Taxes not yet due and payable.  None of the Loan Parties has “participated” in a “listed transaction” within the meaning of Treas. Reg. Section 1.6011 -4, except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.10   ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Each of the Borrower and its Subsidiaries is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder as such provisions apply to any Plan or any employee benefit plan of the Borrower or its Subsidiaries except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11   Disclosure.  The Information Memorandum and the other reports, financial statements, certificates and other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ significantly from the projected results and such differences may be material.

SECTION 3.12   Subsidiaries.  Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower as of the Closing Date, identifying each Subsidiary that is a Subsidiary Loan Party as such.

SECTION 3.13   Insurance.  As of the Closing Date, all material premiums in respect of insurance maintained by the Borrower and the Subsidiaries have been paid.  The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14   Federal Reserve Regulations.  No part of the proceeds of the Loans have been or are being used, whether directly or indirectly, for any purpose which entails a violation (including on the part of any Lender) of Regulation U or X of the Board.

SECTION 3.15   Solvency.  Immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and the Subsidiaries, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they  are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.16   Collateral Matters.

(a)            When executed and delivered, the Collateral Agreement will be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a valid security interest in the Collateral (as defined therein) in which a security interest may be created under Article 9 of the Uniform Commercial Code and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent thereunder together with instruments of transfer duly endorsed in blank, the security interest of the Collateral Agent therein will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person (subject only to Liens permitted under Section 6.02), and (ii) when financing statements in appropriate form are filed in the State of Delaware, with respect to the Borrower, and the jurisdiction of organization of each Subsidiary Loan Party specified on Schedule 3.12, the security interest of the Collateral Agent therein will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements therein, prior and superior to the rights of any other Person (subject only to Liens permitted under Section 6.02).

(b)            Each Mortgage, upon execution and delivery by the parties thereto and the recording and filing thereof in the applicable jurisdiction specified therein, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, enforceable and perfected Lien on all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, prior and superior in right to any other Person (but subject to Liens or other encumbrances for which exceptions are taken in the policies of title insurance delivered in respect of the Mortgaged Properties and subject to Liens permitted under Section 6.02).

(c)            Upon the recordation of the applicable IP Agreements with the United States Patent and Trademark Office and the United States Copyright Office, the security interest of the Collateral Agent created under the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) that constitutes Collateral (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States Patent and Trademark Office or the United States Copyright Office, in each case prior and superior in right to any other Person, subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and trademark applications or copyrights, respectively, acquired by the Loan Parties after the Closing Date).

SECTION 3.17   Sanctions; PATRIOT ACT.

(a)            No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

(b)            The Borrower and each Subsidiary is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the PATRIOT Act.

SECTION 3.18   Anti-Corruption Laws.  The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the FPCA.

Article IV

Conditions

SECTION 4.01   Closing Date.  The obligations of the Lenders to make Loans hereunder and the obligations of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent and each Lender (which may include facsimile or email transmission of a signed signature page) that such party has signed a counterpart of this Agreement and (ii) from each of the Loan Parties and the Collateral Agent, (A) a counterpart of the Collateral Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent and each Lender (which may include facsimile or email transmission of a signed signature page) that such party has signed a counterpart of the Collateral Agreement.

(b)                The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated as of the Closing Date) of (i) Davis Polk & Wardwell LLP, special New York counsel to the Loan Parties, (ii) Holland & Knight, special Delaware, California, Texas and Florida counsel to the Loan Parties, (iii) Parker Poe Adams & Bernstein LLP, special South Carolina counsel to the Loan Parties, (iv) Snell & Wilmer, special Arizona and Nevada counsel to the Loan Parties, and (v) Stites & Harbison, PLLC, special Tennessee counsel to the Loan Parties.

(c)            The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party and any other legal matters relating to the Loan Parties or the Loan Documents, including evidence of authorization of borrowings under this Agreement and incumbency certificates for each Loan Party, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)            The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)            The Collateral and Guarantee Requirement shall be satisfied and the Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in their jurisdictions of incorporation, organization or formation, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been, or substantially simultaneously with the initial funding of Loans on the Closing Date will be, released.

(f)            The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect, together with endorsements naming the Collateral Agent, for the ratable benefit of the Secured Parties, as additional insured and lender loss payee thereunder to the extent required under Section 5.07.

(g)            The Administrative Agent shall have received a customary certificate of the Borrower, dated the Closing Date and signed by the chief financial officer of the Borrower, certifying as to the solvency (within the meaning of Section 3.15) on the Closing Date of the Borrower and its Subsidiaries on a consolidated basis.

(h)            All Indebtedness and Guarantees of the Borrower and the Subsidiaries outstanding on the Closing Date (other than Earn-Out Obligations and the Indebtedness referred to in clauses (B) and (C) below) shall have been, or substantially simultaneously with the initial funding of the Loans on the Closing Date shall be, repaid or repurchased in full, all commitments relating thereto shall have been, or substantially simultaneously with the initial funding of the Loans on the Closing Date shall be, terminated, all letters of credit issued thereunder shall have been terminated, backstopped through the issuance of Letters of Credit hereunder or shall have become Letters of Credit hereunder, and all Liens or security interests related thereto shall have been, or substantially simultaneously with the initial funding of the Loans on the Closing Date shall be, terminated or released, in each case on terms reasonably satisfactory to the Administrative Agent, and the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (A) the Loans, (B) the Indebtedness set forth on Schedule 6.01 and (C) other Indebtedness permitted under this Agreement.

(i)            All governmental, shareholder and third-party approvals and consents required in connection with this Agreement and the Loan Documents and the Guarantees and security interests in respect thereof that are material to the interests of the Lenders, shall have been received and shall be in full force and effect.

(j)            There shall not exist any action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that (i) has had or could reasonably be expected to have a Material Adverse Effect, or (ii) relates to the financing transactions contemplated hereby which could reasonably be expected to adversely affect the interests of the Lenders.

(k)            Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the Closing Date.

(l)            The Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date (which invoice may include such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02   Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit (including a request for credit extension relating to an advance under an Incremental Commitment or Refinancing Facility), is subject to receipt of the request therefor in accordance herewith and the satisfaction of the following conditions:

(a)            The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation or warranty that expressly relates to a prior date or dates, in which case such representation or warranty shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of such prior date or dates.

(b)            At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless the Issuing Bank or the Swingline Lender, as the case may be, is reasonably satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof reasonably satisfactory to the Issuing Bank or Swingline Lender.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit (including with respect to an advance under an Incremental Commitment or Refinancing Facility) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Article V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated without any pending drawing and all LC Advances shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01     Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)            within 90 days after the end of each fiscal year of the Borrower (or, if later, by the date the Annual Report on Form 10-K of the Borrower for such fiscal year would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case, in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if later, by the date the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for filing of such form), its consolidated balance sheet and related consolidated statement of operations as of the end of and for such fiscal quarter and related consolidated statements of operations and cash flows for the then elapsed portion of the fiscal year, setting forth in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that, with respect to any such consolidated financial statements, the filing with the SEC of a Section 302 certification and a Section 906 certification by a Financial Officer of the Borrower in conjunction with any Quarterly Report on Form 10-Q of the Borrower that contains such consolidated financial statements shall be deemed to satisfy the requirement under this clause (b) to provide the specified certification by a Financial Officer of the Borrower);

(c)            within five Business Days after any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Borrower (i) certifying as to whether any Default has occurred and is continuing, and specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13, (iii) stating whether any change in GAAP or in the application thereof has occurred and (iv) certifying that all notices required to be provided under Sections 5.03 and 5.11 have been provided;

(d)            (i) within five Business Days after any delivery of financial statements under clause (a) or (b) above, the supplements to the schedule referred to in Section 4.04(a) of the Collateral Agreement and (ii) within five Business Days after any delivery of financial statements under clause (a) above, the supplements to the schedule referred to in Section 4.04(b) of the Collateral Agreement;

(e)            as soon as available and in any event no later than March 31 of each fiscal year, the Borrower’s budget for such fiscal year, setting forth the assumptions used in preparing such budget;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange (other than registration statements on Form S-8 or, to the extent publicly available, any exhibits to any such report, proxy statement or other materials), or distributed by the Borrower to its shareholders generally, as the case may be; and

(g)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; provided that no patient-specific information shall be required to be delivered in violation of any law, rule or regulation of any Governmental Authority, and no information shall be required to be delivered if in the reasonable judgment of the applicable Loan Party’s counsel such delivery would result in the waiver of any attorney-client or other similar privilege with respect thereto.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an SyndTrak or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov or the Borrower at http://www.pharmerica.com.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02   Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)            the occurrence of any Default;

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $25,000,000; and

(d)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03   Information Regarding Collateral.  The Borrower will furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s legal name, (b) in any Loan Party’s Federal Taxpayer Identification Number or identification number, if any, issued to it by the jurisdiction under the laws of which it is organized, (c) in the jurisdiction of any Loan Party’s organization or (d) in the type of organization of any Loan Party or its corporate structure.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as and to the extent required by the Security Documents.

SECTION 5.04   Existence; Conduct of Business.  The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, 6.04 or 6.05) and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names used in its business.

SECTION 5.05   Payment of Obligations.  The Borrower will, and will cause each of the Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required under GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make such payments, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06   Maintenance of Properties.  Except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property used in its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07   Insurance.  The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention, as reasonably determined by the Borrower) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Borrower will use commercially reasonable efforts to provide at least 60 days’ prior written notice to the Collateral Agent of cancellation of any such policy.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  Each such policy (other than policies with respect to which the following actions customarily are not required, as reasonably determined by the Administrative Agent, including crime, fiduciary, director & officer or workers’ compensation insurance policies) of insurance shall (a) in the case of each liability insurance policy of any Loan Party, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder, and (b) in the case of each casualty insurance policy of any Loan Party, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the lender loss payee thereunder.

If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.08   Books and Records; Inspection and Audit Rights.  The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP, in all material respects, shall be made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (other than patient-related information the disclosure of which to such Person is prohibited by any law, rule or regulation of any Governmental Authority), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that unless an Event of Default shall have occurred and be continuing, (i) only the Administrative Agent, and representatives or agents of the Administrative Agent designated by the Administrative Agent, may conduct such visits and such visits shall be limited to no more than a single visit in each calendar year; and (ii) no such discussion with any such independent accountants shall be permitted unless the Borrower shall have received reasonable notice thereof and a reasonable opportunity to participate therein.

SECTION 5.09   Compliance with Laws.  The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Medicare Regulations, Medicaid Regulations, Environmental Laws and ERISA and the rules and regulations thereunder), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10   Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only (a) to refinance in full the amount outstanding under the Existing Credit Agreement, (b) to the extent of any excess thereof after application pursuant to clause (a) above, to pay fees and expenses incurred in connection with this financing and (c) to the extent of any excess thereof after application pursuant to the foregoing clauses (a) and (b), for working capital, capital expenditures and other general corporate purposes of the Borrower and the Subsidiaries.  Neither any Letter of Credit nor any part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose which entails a violation (including on the part of any Lender) of (x) Regulation U or X of the Board, (y) the FCPA or regulations issued thereunder, OFAC regulations or Sanctions or anti-money laundering laws or (z) other applicable Laws.  Letters of Credit will be used only for general corporate purposes of the Borrower and the Subsidiaries.

SECTION 5.11   Additional Subsidiaries.

(a)            If any additional Subsidiary is formed or acquired after the Closing Date, the Borrower will, as promptly as practicable, and in any event within 45 days (or such longer period as the Administrative Agent may agree to in writing) after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.  The foregoing shall not affect, in connection with any Permitted Acquisition, the obligations of the Borrower set forth in the definition of the term “Permitted Acquisition”.

(b)            At all times, the Subsidiary Loan Parties as a group shall (x) hold at least 80% of tangible assets of the Borrower and its Domestic Subsidiaries on a consolidated basis and (y) contribute at least 80% of Consolidated EBITDA of the Borrower and its Domestic Subsidiaries on a consolidated basis.  Notwithstanding anything to the contrary in the foregoing clause (a) or any other provision of any other Loan Document, the Borrower shall cause non-wholly owned Domestic Subsidiaries of the Borrower to satisfy the Collateral and Guarantee Requirement to the extent necessary to satisfy the requirements of the foregoing sentence.

(c)            Notwithstanding anything to the contrary in the foregoing clause (a) or any other provision of any other Loan Document, if any Subsidiary that is not a Subsidiary Loan Party provides a guaranty of, or becomes an obligor with respect to, any Material Indebtedness, then such Subsidiary shall satisfy the Collateral and Guarantee Requirement.

SECTION 5.12     Further Assurances.

(a)            The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the reasonable expense of the Loan Parties.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)            If any material assets (including any fee owned interests in real property or improvements thereto having a book value in excess of $10,000,000 but excluding any other interests in real property or any other assets of a type not theretofore included in the Collateral) are acquired by the Borrower or any Subsidiary Loan Party after the Closing Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon the acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, within 90 days after such acquisition (or such later date as the Collateral Agent may agree in is sole discretion) such actions as shall be necessary or required under this Agreement or any other Loan Document to grant and perfect such Liens, including actions described in (i) paragraph (a) of this Section and (ii) the Collateral and Guarantee Requirement, which shall all be satisfied at the expense of the Loan Parties.

(c)            Notwithstanding anything to the contrary herein or in any of the other Loan Documents, the Loan Parties shall not be required to (i) deliver any Collateral to the Collateral Agent or any Secured Party for purposes of perfection of any security interest therein, other than (A) delivery of Cash Collateral as expressly provided herein and (B) delivery of certificates and instruments evidencing Specified Pledged Securities as provided in the Collateral Agreement and Section 6.04(d), as applicable, except following the occurrence and during the continuation of an Event of Default (during which time, delivery of other Collateral for purposes of perfection of the security interest and/or to provide for the priority of the Collateral Agent’s lien therein may be required by the Collateral Agent), (ii) enter into control agreements or otherwise provide control with respect to any deposit accounts, securities accounts, commodity accounts, electronic chattel paper, letters of credit, letter of credit rights or uncertificated securities (except to the extent required to perfect the Collateral Agent’s Lien on Equity Interests issued by Subsidiaries that constitute “uncertificated securities” to the extent required to be pledged pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement”), (iii) enter into landlord lien waivers, estoppels and collateral access letters, (iv) except with respect to the pledge of Equity Interests issued by any CFC that constitute “uncertificated securities” required to be pledged pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement”, take any action in a non-U.S. jurisdiction to create any security interest in assets located or titled outside of the U.S., (iv) perfect or make enforceable any pledge of certificated Equity Interests pursuant to any Foreign Pledge Agreements or (v) make any fixture filings other than with respect to property subject to a Mortgage.

SECTION 5.13   Anti-Corruption Laws. The Borrower will, and will cause each of its Subsidiaries to, conduct its businesses in compliance with the FCPA in all material respects.

Article VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated without any pending drawing and all LC Advances shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01   Indebtedness; Certain Equity Securities.  (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness created under the Loan Documents;

(ii)            Indebtedness existing on the date hereof and set forth in Schedule 6.01, and Refinancing Indebtedness in respect thereof;

(iii)            Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) any such Indebtedness of a Loan Party to any Subsidiary that is not a Loan Party is subordinated to the Obligations on terms customary for intercompany subordinated Indebtedness that are reasonably satisfactory to the Borrower and the Administrative Agent and (B) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

(iv)            Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(v)            Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Refinancing Indebtedness in respect of any such Indebtedness; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) at any time outstanding shall not, when taken together with the Attributable Debt in respect of all sale and leaseback transactions then outstanding under Section 6.06, exceed $50,000,000;

(vi)            Indebtedness of any Person that becomes a Subsidiary after the date hereof in connection with any Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of secured Indebtedness permitted by this clause (vi) shall not exceed $20,000,000 at any time outstanding;

(vii)            Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(viii)            other unsecured Indebtedness of Loan Parties if, when incurred, immediately after giving effect to such Indebtedness (A) no Default shall have occurred and be continuing, (B) the Borrower shall be in compliance with the financial covenants set forth in Sections 6.12 and 6.13 after giving effect to such Indebtedness on a pro forma basis computed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) and (C) the maturity of such Indebtedness shall not be earlier, and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter, than that of any of the Term Loans then existing;

(ix)            other unsecured or secured Indebtedness in an aggregate principal amount not exceeding $20,000,000 at any time outstanding; and

(x)            (A) Earn-Out Obligations, or Guarantees thereof, by any Loan Party, (B) any deferred compensation arrangements, and (C) any non-compete or consulting obligations, in each case, incurred in connection with Permitted Acquisitions or other acquisitions or investments consummated in accordance with this Agreement.

(b)            The Borrower will not permit any Subsidiary that is not a Loan Party to issue any preferred stock or other preferred Equity Interests unless a Loan Party has, or will concurrently be issued, preferred stock or other preferred Equity Interests that are pari passu with the preferred stock or preferred Equity Interests to be issued by such Subsidiary with ownership interests in such Subsidiary in direct proportion to such Loan Party’s ownership of capital stock.

SECTION 6.02     Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)            Liens created under the Loan Documents;

(b)            Permitted Encumbrances;

(c)            any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount of the accrued interest thereon and fees, expenses and premiums paid in connection with such extension, renewal or replacement;

(d)            any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount of the accrued interest thereon and fees, expenses and premiums paid in connection with such extension, renewal or replacement;

(e)            Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (v) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f)            Liens on assets or property of any Subsidiary securing Indebtedness or other obligations of such Subsidiary owing to a Loan Party and Liens on assets and property of any Foreign Subsidiary securing Indebtedness or other obligations owing to a Foreign Subsidiary; and

(g)            other Liens securing Indebtedness or other obligations in an aggregate amount not exceeding $20,000,000 at any time outstanding.

Furthermore, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any purchase option, call or similar right of a third party with respect to any Equity Interests of any Subsidiary, other than (i) in connection with the sale, transfer or other disposition of the Equity Interests in such Subsidiary held by the Borrower and the Subsidiaries in a transaction permitted under Section 6.05, customary rights contained in agreements relating to such sale, transfer or other disposition applicable pending completion thereof and (ii) in the case of any Subsidiary that is not a wholly owned Subsidiary, any put and call, buy-sell or similar arrangements and minority interest distribution and dividend rights set forth in its organizational documents or any related joint venture, shareholder, operating or similar agreement.

SECTION 6.03   Fundamental Changes.

(a)            The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iv) subject to compliance with Section 6.04, the Borrower may merge with or into any other Person so long as the Borrower is the surviving entity and (v) any such merger, consolidation, liquidation or dissolution involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall be permitted if it is also permitted under Section 6.04 or 6.05.

(b)            The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, which shall include, without limitation, other fields of enterprise within the long term care, infusion and specialty pharmacy businesses and the pharmacy and other healthcare distribution business.

SECTION 6.04   Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)            Permitted Investments;

(b)            investments existing on the date hereof and set forth on Schedule 6.04;

(c)            investments by the Borrower and the Subsidiaries in Equity Interests in any entity that, after giving effect to such investment, would constitute a Foreign Subsidiary or non-wholly owned Subsidiary; provided that (i) such Equity Interests shall be pledged pursuant to the Collateral Agreement (subject to (A) with respect to any existing non-wholly owned Subsidiary, limitations on the ability to pledge Equity Interests as set forth in the charter, bylaws or other the organizational documents of such non-wholly owned Subsidiary and (B) the limitations applicable to voting Equity Interests of a Foreign Subsidiary referred to in paragraph (b) of the definition of Collateral and Guarantee Requirement), (ii) such investment shall be in the form of cash and/or Indebtedness permitted under this Agreement, (iii) after giving effect thereto on a pro forma basis, the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b) as though such investment had been made as of the first day of the fiscal period covered by such financial statements and (iv) the aggregate amount of such investments in any Persons who, at the time of the calculation and after giving effect to such investments, are not wholly owned Subsidiaries, shall not exceed $250,000,000;

(d)            loans or advances made by the Borrower to any Subsidiary or made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Subsidiary to the Borrower that are evidenced by one or more promissory notes in excess of $5,000,000 in the aggregate shall, to the extent required under the Collateral and Guarantee Requirement, be pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e)            Guarantees by the Borrower of Indebtedness or other obligations of any Subsidiary and Guarantees by any Subsidiary of Indebtedness or other obligations of the Borrower or any other Subsidiary; provided that (i) any such Guarantee constituting Indebtedness is permitted by Section 6.01 and (ii) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(f)            investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g)            Hedging Agreements permitted under Section 6.07;

(h)            Permitted Acquisitions;

(i)            investments consisting of extensions of credit in the nature of accounts receivable arising in the ordinary course of business of the Borrower and the Subsidiaries;

(j)            prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business of the Borrower and the Subsidiaries;

(k)            advances to officers, directors and employees of the Borrower and the Subsidiaries in the ordinary course of business of the Borrower and the Subsidiaries; provided that the aggregate amount of such advances outstanding at any time shall not exceed $5,000,000;

(l)            promissory notes or other obligations of officers or other employees of the Borrower or any Subsidiary acquired in the ordinary course of business in connection with such officers’ or employees’ acquisition of Equity Interests of the Borrower (to the extent such acquisition is permitted under this Agreement), so long as no cash, cash equivalents or other assets are advanced by the Borrower or any Subsidiary in connection with such investment;

(m)            investments made as a result of the receipt of non-cash consideration from a sale, transfer or other disposition of any asset in compliance with Section 6.05;

(n)            investments by the Loan Parties in ONCOMED Specialty, LLC pursuant to the ONCOMED Operating Agreement; and

(o)            other investments provided that (A) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (B) after giving effect thereto on a pro forma basis, computed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), (i) the Leverage Ratio shall be less than 3.25:1.0, (ii) if the Leverage Ratio is greater than 3.25:1.00, such investments shall not exceed $50,000,000 per fiscal year of the Borrower or (ii) if the Leverage Ratio is greater than 3.75:1.00, such investments shall not exceed $25,000,000 per fiscal year of the Borrower.

SECTION 6.05   Asset Sales.  The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04 or to the existing holders of its Equity Interests in proportion to their existing holdings), except:

(a)            sales of inventory and Permitted Investments in the ordinary course of business, and sales of used or surplus equipment in the ordinary course of business;

(b)            sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)            sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed, at the time of such transaction, the greater of $90,000,000 or 10.0% of Consolidated Total Assets as of the end of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b);

(d)            leases, licenses, subleases and sublicenses of assets in the ordinary course of business of the Borrower and the Subsidiaries;

(e)            sales, transfers and other dispositions of assets as part of the consideration for investments permitted under clauses (c), (h) and (n) of Section 6.04; and

(f)            sales, transfers and other dispositions of Intellectual Property (as defined in the Collateral Agreement) to the extent that such sales, transfers or other dispositions do not interfere with or impede in any material manner the businesses of the Borrower or any of its Subsidiaries; and

(g)            Asset Swaps; provided that the aggregate Fair Market Value of all assets exchanged in reliance upon this clause (f) shall not exceed, at the time of such Asset Swap, 5.0% of Consolidated Total Assets as of the end of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b);

provided that all sales, transfers, leases and other dispositions permitted by clause (c) above shall be made at Fair Market Value and for at least 75% cash consideration.

SECTION 6.06   Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the Fair Market Value of such fixed or capital asset; provided that the aggregate amount of the Attributable Debt in respect of such sale and leaseback transactions under this Section 6.06 at any time outstanding shall not, taken together with all then outstanding Indebtedness incurred under Section 6.01(a)(v), exceed $50,000,000.

SECTION 6.07   Hedging Agreements.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, except Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary has bona fide exposure and not for speculative purposes.

SECTION 6.08   Restricted Payments; Certain Payments of Indebtedness.

(a)            The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock) otherwise permitted hereunder, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans and other benefit plans for directors, officers, employees, advisors or service providers, (iv) the Borrower may make repurchases of its Equity Interests (A) in connection with the exercise or settlement of stock options and other incentive awards, if such Equity Interests represent all or a portion of the exercise price thereof or (B) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees under an equity compensation program of the Borrower and the Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance, (v) so long as no Default shall have occurred and be continuing (or shall result from the payment thereof), the Borrower may make additional Restricted Payments, provided that, at the time of the making thereof, (A) after giving effect thereto on a pro forma basis, (1) the Leverage Ratio set forth in Section 6.12, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) as if such investment had occurred on the last day of the most recent period for which financial statements have been delivered, shall be less than 2.50:1.0, and (2) the Borrower shall be in compliance with the Interest Coverage Ratio set forth in Section 6.13 or (B) the aggregate amount of such Restricted Payments, when combined with all prior Restricted Payments made in reliance on this clause (v)(B) since the Closing Date and taken together with the aggregate amount of all prepayments of Indebtedness made in reliance on Section 6.08(b)(iv)(B) since the Closing Date, shall not exceed $75,000,000; provided further that, in the case of dividends declared by the Borrower in reliance on clause (iv) above, and notwithstanding clause (1) above or the continuance of a Default, the Borrower may pay any such dividends within 30 days after the date of declaration thereof if such payment would have been permitted on the date of the declaration thereof and (vi) the Borrower may incur an obligation to declare or make, or agree to make, a Restricted Payment, provided that such obligation or agreement is conditioned upon, or is pursuant to documentation for a transaction that contemplates, (A) obtaining the consent of the Required Lenders or (B) the payment in full of all Obligations and the termination of the Commitments; provided, that, unless consented to by the Required Lenders or made simultaneously with or after the payment in full of all Obligations and the termination of the Commitments, such Restricted Payment may not actually be made unless such Restricted Payment is permitted under one or more of the foregoing clauses (i) through (v).

(b)            The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness or any Indebtedness incurred in reliance on Section 6.01(a)(viii), except (i) the prepayment of the Loans in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 6.01, (iii) with the proceeds of Refinancing Indebtedness permitted to be incurred in compliance with Section 6.01 and (iv) so long as no Default or Event of Default shall have occurred and be continuing (or shall result from the prepayment thereof) other additional prepayments, redemptions, defeasances, other satisfactions or payments, provided that (A) after giving effect thereto on a pro forma basis, the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b) as though such payment had been made as of the last day of the fiscal period covered thereby or (B) the aggregate amount such prepayments, redemptions, defeasances, other satisfactions or payments, when combined with all such prepayments, redemptions, defeasances, other satisfactions or payments made in reliance on this clause (iv)(B) since the Closing Date and taken together with the aggregate amount of all prepayments of Indebtedness made in reliance on Section 6.08(a)(v)(B) since the Closing Date, shall not exceed $75,000,000.

SECTION 6.09   Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) compensation and indemnification of, and other employment arrangements with, officers and directors and (e) investments by the Loan Parties in ONCOMED Specialty, LLC pursuant to the ONCOMED Operating Agreement.

SECTION 6.10   Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) clause (b) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any asset or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the asset or Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

SECTION 6.11   Fiscal Year; Organizational Documents; Accounting Policies.

(a)            The Borrower will not change its fiscal year to end on any date other than December 31 or March 31; provided that in the event the Borrower changes its fiscal year in accordance with this Section 6.11 (i) the Borrower shall provide written notice to the Administrative Agent in advance of any such change and (ii) the Borrower and the Administrative Agent shall enter into any amendments to this Agreement (which shall not require the consent of any other Lender) in order to give effect to such change, including such changes as may be reasonably requested by the Borrower or the Administrative Agent in order to ensure that such change of fiscal year is not adverse to the Loan Parties or the Lenders in any material respect.

(b)            The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(c)            The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any change in accounting policies or reporting practices, except as required by GAAP.

SECTION 6.12   Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed 3.75:1.00; provided, however, that the Leverage Ratio level set forth above shall be increased by 0.50:1.00 (a “half-turn”) in connection with any one or more Permitted Acquisitions or other acquisitions permitted hereunder made within a six month period, with aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including the Borrower’s good faith estimate of any anticipated Earn-Out Obligations) and Equity Interests) paid in connection therewith in excess of $60,000,000 (with each Permitted Acquisition and other acquisition included therein being required to have aggregate cash and non-cash consideration of at least $8,000,000) with a 0.25:1.0 (a “quarter turn”) step-down for the first period of four fiscal quarters ending after the date that is six months after the date of such Permitted Acquisition and an additional 0.25:1.0 step-down (returning the required Leverage Ratio to the then otherwise required ratio) for the first period of four fiscal quarters ending after the date that is twelve months after such Permitted Acquisition; provided further that, (x) in any event, the maximum Leverage Ratio for any period of four fiscal quarters shall not be increased to be greater than 4.25:1.00 and (y) the Leverage Ratio levels shall not be increased pursuant to the foregoing proviso on more than two occasions in the period from the Closing Date through the Revolving Loan Maturity Date.

SECTION 6.13   Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.

SECTION 6.14   Capital Expenditures.  The Borrower and the Subsidiaries will not make Capital Expenditures (other than those funded with proceeds of asset sales or insurance) in any fiscal year in an aggregate amount exceeding 5% of the Consolidated Revenues of the Borrower for the then most recently ended fiscal year of the Borrower (such amount for any fiscal year being referred to as the “CapEx Amount” for such fiscal year); provided that (a) the portion of the CapEx Amount for any fiscal year (but not in excess of 50% of the CapEx Amount for such fiscal year) that has not been expended to make Capital Expenditures during such fiscal year may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made during any fiscal year shall be deemed to use, first, any portion of the CapEx Amount for the preceding fiscal year that has been carried over to such fiscal year pursuant to clause (a) above and, second, the CapEx Amount for such fiscal year.

Article VII

Events of Default; Remedies and Application of Funds

If any of the following events (“Events of Default”) shall occur:

(a)            the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Advance when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in any Loan Document or in connection with any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or in connection with any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Borrower), or 5.10 or in Article VI;

(e)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)            the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period specified in the instrument evidencing or governing such Material Indebtedness);

(g)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the sale or transfer of the property or assets securing such Indebtedness;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)            one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (excluding any amount covered by insurance to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events, has resulted in, or could reasonably be expected to result in, a liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $25,000,000;

(m)            any Lien purported to be created under any Security Document shall be asserted by any Loan Party not to be, or any Lien (other than Liens on items of Collateral that, individually and in the aggregate, are not material to the interests of the Loan Parties or the Lenders) purported to be created under any Security Document shall cease to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s acts or omissions (other than those resulting from a breach by the Borrower or any Subsidiary of their obligations under the Loan Documents);

(n)            any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(o)            any Guarantee purported to be created under any Loan Document, or any Loan Document, shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted by this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary or upon the termination of such Loan Document in accordance with its terms; or

(p)            a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall automatically become due and payable and all the LC Obligations shall be Cash Collateralized, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents or applicable Law or at equity.

After the exercise of remedies provided above (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as provided above), any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.20 and 2.23, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest, and fees arising in connection with Letters of Credit) payable to the Lenders, and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks (including fees and time charges for attorneys who may be employees of any Lender or any Issuing Bank) arising under the Loan Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid fees arising in connection with Letters of Credit and interest on the Loans, LC Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, LC Borrowings and Secured Obligations then owing under Permitted Secured Hedges and Permitted Cash Management Agreements and to the Administrative Agent for the account of each applicable Issuing Bank, to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.05 and 2.23, in each case ratably among the Administrative Agent, the Lenders, the Issuing Banks, the Permitted Secured Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.  Excluded Swap Obligations with respect to any Subsidiary Loan Party shall not be paid with amounts received from such Subsidiary Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Obligations arising under Permitted Secured Cash Management Agreements and Permitted Secured Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the Borrower and the applicable Cash Management Bank or Permitted Secured Hedge Bank, as the case may be.  Each Cash Management Bank or Permitted Secured Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Article VIII

The Agents

(a)                Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Agents as its agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions; provided that, solely to the extent that the Borrower is expressly afforded notice, consultation or other rights thereunder, the Borrower may rely on Sections (f), (g) and (h) of this Article VIII.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The bank serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or Collateral Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

(c)            The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents, and their duties shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers that, under the terms of the Loan Documents, such Agent is required to exercise as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances, as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity.  Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.  Neither Agent will be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(d)            Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.  For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consent to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

(e)            Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.  The Agents shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(f)            (i) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(ii)            Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower and the Lender Parties otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swingline Loans or, unless there shall then be no other Issuing Bank, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swingline Lender shall enter into an Assignment and Assumption and acquire from the retiring Swingline Lender each outstanding Swingline Loan of such retiring Swingline Lender for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(g)            Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying the Administrative Agent, the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Administrative Agent shall have the right, with, unless an Event of Default shall have occurred and be continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed), and otherwise in consultation with the Borrower, to appoint a successor.  Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder.  After the Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

(h)            Anything herein to the contrary notwithstanding, if the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders (determined after giving effect to Section 9.02) may by notice to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a replacement Administrative Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

(i)            Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(j)            None of the syndication agents, co-documentation agents, the senior managing agents, the managing agents or the lead arrangers and bookrunners named on the cover page of this Agreement shall have any duties or responsibilities hereunder in its capacity as such.

(k)            In the event that Bank of America or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Bank of America in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Lender Party under any Loan Document (other than Bank of America or an Affiliate of Bank of America) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

(l)            Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(m)            Except as otherwise expressly set forth herein, no Cash Management Bank or Permitted Secured Hedge Bank that obtains the benefit of the provisions of Article VII, any guaranty of the Secured Obligations or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Permitted Secured Cash Management Agreements and Permitted Secured Hedges except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the Borrower and the applicable Cash Management Bank or Permitted Secured Hedge Bank, as the case may be.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Permitted Secured Cash Management Agreements and Permitted Secured Hedges in connection with the repayment or termination of any Loans and/or Commitments hereunder

(n)            The agreements in this Article VIII shall survive the resignation and/or replacement of either Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement.  Unless required by applicable laws, at no time shall either Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  For purposes of this Section, the term “Lender” shall include the Issuing Banks and the Swingline Lender.

Article IX

Miscellaneous
SECTION 9.01   Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone, all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as specified on Schedule 9.01, or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swingline Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b)            All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 2 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VIII) shall not be effective until received by the Administrative Agent.

(c)            Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to such electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Obligor in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(d)            Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on SyndTrak or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(e)            THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  .  In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Banks or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Subsidiary Loan Party’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrower hereunder or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet.

(f)            Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.02   Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and acknowledged by the Administrative Agent (which acknowledgment shall not be unreasonably withheld or delayed, and, for purposes of clarity, such acknowledgment being required only with respect to the form of amendment or other documentation but not the substance of the amendment or other documentation) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or, with respect to any Security Document, the Collateral Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Advance, or any date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the Guarantors from their Guarantees under the Loan Documents or limit the liability of all or substantially all the Guarantors in respect of such Guarantees, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently from those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lender) and the Lenders that will remain parties hereto after giving effect to such amendment if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (iii) after giving effect to such amendment and all contemporaneous repayments of Loans and reductions of Commitments, the sum of the total Revolving Exposures shall not exceed the total Revolving Commitments.  Notwithstanding any other provision of any Loan Document, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank.

(c)            Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letters and any Auto Borrow Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, (iv) a Refinancing Facility Amendment shall be effective if signed by the Loan Parties, the Administrative Agent, each Person that agrees to provide a portion of the applicable Refinancing Facility and, if such Refinancing Facility is a Revolving Facility, each Issuing Bank and the Swingline Lender; (v) the Accession Agreement or other definitive documentation with respect to any Incremental Commitment shall be effective if signed by the Loan Parties, the Administrative Agent, each Person that agrees to provide a portion of the applicable Incremental Commitment and, if such Incremental Commitment is a Revolving Facility, each Issuing Bank and the Swingline Lender thereunder; (vi) an Additional Facility Amendment that (i) adds one or more additional credit facilities to this Agreement (that do not constitute Incremental Commitments or Refinancing Facilities) that share ratably in the benefits of this Agreement and the other Loan Documents with the existing Term Loans and the existing Revolving Loans and (ii) includes appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or any other required vote or action to be approved by any other number, percentage or class of Lenders hereunder shall be effective if signed by each Person that agrees to provide a portion of such additional credit facilities, the Required Lenders (determined without the inclusion of any such Person that agrees to provide a portion of such additional credit facilities), the Loan Parties, the Administrative Agent and, if any Issuing Bank and/or the Swingline Lender shall have any obligations with respect thereto, such Issuing Bank and/or Swingline Lender, as applicable, without the consent of any other Person, and may amend Section 2.18 and/or Article VII or any provision hereof to the extent that such provision relates solely to pro rata sharing of payments among the Lenders solely to the extent necessary to implement such additional credit facilities, (vii) any Permitted Amendments allowing for extensions of  the maturity date(s) of Loans and/or any Commiment shall be effective if signed by the Administrative Agent, the Loan Parties and those Lenders willing to extend the maturity date(s) of such Loans and/or Commitments hereunder (it being understood that each Lender with a Loan or Commitment being extended  shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender with the same type of loan or commitment); (viii) this Agreement may be amended (or amended and restated) to change, modify or alter Section 2.18 or Article VII or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to implement any Incremental Commitment in accordance with Section 2.09 or Refinancing Facility in accordance with Section 2.21 with the written consent of the Administrative Agent, the Borrower, the other Loan Parties, the Lenders providing such Incremental Commitment or such Refinancing Facility and, if such Incremental Commitment or such Refinancing Facility is a Revolving Facility, each Issuing Bank and the Swingline Lender thereunder; and (ix) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an inconsistency, obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within 5 Business Days following receipt of notice thereof.

SECTION 9.03   Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, each Issuing Bank and their Affiliates, including the reasonable fees, charges and disbursements of external counsel for the Administrative Agent, each Issuing Bank and the Arrangers, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and any issuance, extension or other modification of any Letter of Credit (whether or not any such Letter of Credit is actually issued, extended or otherwise modified) or the processing or administration of any Letter of Credit or Letter of Credit Application, and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, any Issuing Bank or any Lender, including the fees, charges and disbursements of any external counsel for the Administrative Agent, the Arrangers, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred (A) in connection with any inspection pursuant to Section 5.08 or (B) during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower shall be required to reimburse the reasonable and documented fees and expenses of only a single firm of primary external counsel and a single firm of local counsel in each applicable jurisdiction (and any successor or replacement firm of primary external counsel or any successor or replacement firm of local counsel, in each case from time to time) to the Administrative Agent, the Arrangers, each Issuing Bank and their Affiliates under clause (a)(i) unless (x) the representation of such Lender, Arranger, Issuing Bank or Affiliate by counsel to the Administrative Agent would be inappropriate due to the existence of an actual conflict between the Administrative Agent and such Lender, Arranger, Issuing Bank or Affiliate, as the case may be, in which case the Borrower shall be required to reimburse the fees, charges and disbursements of one counsel to all of the Lenders, Arrangers, Issuing Banks and Affiliates and (y) the representation by one counsel to the Administrative Agent and one counsel to all of the Lenders, Arrangers, Issuing Banks and Affiliates would be inappropriate due to the existence of an actual conflict between such Lender, Arranger, Issuing Bank or Affiliate and another Lender, Arranger, Issuing Bank or Affiliate, in which case the Borrower shall be required to reimburse the fees, charges and disbursements of one counsel to each such Lender, Arranger, Issuing Bank or Affiliate.

(b)            The Borrower shall indemnify the Administrative Agent, the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of external counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent related to the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by any Loan Party or any Affiliate thereof, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted (1) from the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) solely from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (y) arise solely from a claim by a Lender Party against another Lender Party (other than an Arranger, the Administrative Agent or an Issuing Bank in it is capacity as such) not involving any action or inaction by the Borrower or any other Loan Party; provided further that the Borrower shall be required to reimburse the reasonable and documented fees and expenses of only a single firm of primary external counsel and a single firm of local counsel in each applicable jurisdiction (and any successor or replacement firm of primary external counsel or any successor or replacement firm of local counsel, in each case from time to time) to the Indemnitees under this clause (b) unless (x) the representation of such Lender, Arranger, Issuing Bank or Related Party by counsel to the Administrative Agent would be inappropriate due to the existence of an actual conflict between the Administrative Agent and such Lender, Arranger, Issuing Bank or Related Party, as the case may be, in which case the Borrower shall be required to reimburse the fees, charges and disbursements of one counsel to all of the Lenders, Arrangers, Issuing Banks and Related Parties and (y) the representation by one counsel to the Administrative Agent and one counsel to all of the Lenders, Arrangers, Issuing Banks and Related Parties would be inappropriate due to the existence of an actual conflict between such Lender, Arranger, Issuing Bank or Related Party and another Lender, Arranger, Issuing Bank or Related Party, in which case the Borrower shall be required to reimburse the fees, charges and disbursements of one counsel to each such Lender, Arranger, Issuing Bank or Related Party.

(c)            Without limiting the provisions of Section 2.17, this Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(d)            To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), (i) each Lender severally agrees to pay to the Administrative Agent and (ii) each Revolving Lender severally agrees to pay to such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s, or such Revolving Lender’s, pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or the Swingline Lender in its capacity as such.  For purposes hereof, (A) a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time and (B) a Revolving Lender’s “pro rata share” shall be determined based upon its Applicable Percentage.

(e)            To the extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems (including the internet), except for damages due to willful misconduct, bad faith or gross negligence of such Indemnitee (it being understood that this clause (i) is not intended to exculpate any knowing and intentional breach of any confidentiality agreement), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(f)            All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

(g)            The agreements in this Section and the indemnity provisions of Section 9.03(b) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.04   Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            the Borrower, provided that no consent of the Borrower shall be required for an assignment (i) if an Event of Default has occurred and is continuing, to any assignee, (ii) to a Lender having a Revolving Commitment or (iii) of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 7 Business Days after having received notice thereof;

(B)            the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) to a Lender having a Revolving Commitment or (ii) of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)            in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, each Issuing Bank and the Swingline Lender.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion);

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)            in the case of any assignment by a Lender to its Affiliate or Approved Fund for which no consent of the Borrower is required (other than as a result of the occurrence and continuance of an Event of Default), the assignee shall not be entitled to claim compensation under Section 2.15 or 2.17 to the extent the applicable assignor would not have been entitled to claim such compensation as of such effective date, unless such assignment was made with the prior written consent of the Borrower.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03) .  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)            The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, each Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (ii) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender (subject to the requirements and obligations of those sections, including the documentation requirements in Section 2.15(d) and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(iii)            Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 9.08 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            No such assignment will be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(f)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 9.05   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered pursuant to or in connection with this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document (other than contingent indemnification, expense reimbursement, tax gross up or yield protection obligations for which no claim has been made) is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06   Counterparts; Integration; Effectiveness.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20(b) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

SECTION 9.09   Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)            The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any United States Federal or State of New York court sitting in the city and county of New York, New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Subject to Section 9.17, nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)            The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

SECTION 9.10   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12   Confidentiality.

(a)            Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)            Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”).  Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.

Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 9.12(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information.  Nothing in this Section 9.12(a) shall modify or limit a Lender Party’s obligations under Section 9.12(a) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire.  Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally.  Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party.  None of the Administrative Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

The provisions of the foregoing clauses of this Section 9.12(b) are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information.  Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

SECTION 9.13   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14   Release of Liens and Guarantees.  A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents and all security interests in Collateral owned by such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) shall have consented to such transaction and the terms of such consent did not provide otherwise.  Upon any sale or other transfer by any Loan Party (other than to a Loan Party) of any Collateral that is permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest granted under any Loan Document in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15   USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

SECTION 9.16   No Fiduciary Relationship.  The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17   Enforcement Actions.  Anything in this Agreement or any other Loan Document to the contrary notwithstanding, (a) no Lender shall have any right individually to take any of the actions referred to in Article VII (it being understood that the foregoing shall not affect the right of the Required Lenders to request the Administrative Agent to do so as provided in such Article) and (b) no Secured Party shall have any right individually to realize upon, or otherwise exercise any right or remedy (whether under the Loan Documents or applicable law) in respect of, any of the Collateral provided under the Security Documents, or to enforce any Guarantees provided under the Security Documents, it being understood that all such rights and remedies shall be exercised solely by the Administrative Agent or the Collateral Agent, on behalf of the Secured Parties; provided, however, that the foregoing shall not affect the right of any Lender under Section 9.08 or any other right of set-off, whether created under the Loan Documents or otherwise, that such Lender might have.  Each counterparty to a Permitted Secured Hedge, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees provided under the Security Documents, to have agreed to the foregoing provisions.  No Permitted Secured Hedge will create (or be deemed to create) in favor of any such counterparty any rights in connection with the management or release of any Collateral (including the exercise of any remedy in respect of any Collateral) or of the obligations of any Loan Party under the Loan Documents.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or an Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or an Issuing Bank in any such proceeding.

SECTION 9.18   Reliance by Administrative Agent, Issuing Banks and Lenders.  The Administrative Agent, each Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.19   Appointment of Borrower.    Pursuant to Section 7.15 of the Collateral Agreement, each of the Loan Parties has appointed the Borrower to act as its agent as provided therein.

SECTION 9.20   Electronic Execution of Assignments and Certain Other Documents.  The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the Issuing Banks nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the Issuing Banks or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	PHARMERICA CORPORATION
a Delaware corporation

By:	/s/ David W. Froesel, Jr.
Name:	David W. Froesel, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
in its capacities as Administrative Agent and Collateral Agent

By:	/s/ Kelly Weaver
Name:	Kelly Weaver
Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.,
in its capacities as a Lender, Issuing Bank and Swingline Lender

By:	/s/ E. Mark Hardison
Name:	Mark Hardison
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
in its capacities as a Lender and Issuing Bank

By:	/s/ Richard Barritt
Name:	Richard Barritt
Title:	Associate

CITIBANK, N.A.
in its capacity as a Lender

By:	/s/ Laura Fogarty
Name:	Laura Fogarty
Title:	Vice President

COMPASS BANK
in its capacity as a Lender

By:	/s/ Jeffrey W. Powell
Name:	Jeffrey W. Powell
Title:	Senior Vice President

MUFG UNION BANK, N.A.
in its capacity as a Lender

By:	/s/ Teuta Ghilaga
Name:	Teuta Ghilaga
Title:	Director

SUNTRUST BANK,
in its capacity as a Lender

By:	/s/ Katherine Bass
Name:	Katherine Bass
Title:	Director

U.S. BANK NATIONAL ASSOCIATION,
in its capacity as a Lender

By:	/s/ John M. Langenderfer
Name:	John M. Langenderfer
Title:	Senior Vice President

CITIZENS BANK, N.A.,
in its capacity as a Lender

By:	/s/ Andrea B. Goldman
Name:	Andrea B. Goldman
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION,
in its capacity as a Lender

By:	/s/ Sanya Valeva
Name:	Sanya Valeva
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
in its capacity as a Lender

By:	/s/ William Barry
Name:	William Barry
Title:	Vice President

WELLS FARGO BANK, N.A.,
in its capacity as a Lender

By:	/s/ Matthew Olson
Name:	Matthew Olson
Title:	Vice President

REGIONS BANK,
in its capacity as a Lender

By:	/s/ Peter D. Little
Name:	Peter D. Little
Title:	Vice President

CAPITAL BANK, N.A.,
in its capacity as a Lender

By:	/s/ Brian Reeves
Name:	Brian Reeves
Title:	Market President

CHANG HWA COMMERICAL BANK, LTD. NEW YORK BRANCH,
in its capacity as a Lender

By:	/s/ Jane S.C. Yang
Name:	Jane S.C. Yang
Title:	V.P. & General Manager

UNITED COMMUNITY BANK, N.A.,
in its capacity as a Lender

By:	/s/ Jeff Masteroleo
Name:	Jeff Masteroleo
Title:	Director of HealthCare Banking

DEUTSCHE BANK AG, NEW YORK BRANCH
in its capacity as a Lender

By:	/s/ Michael Shannon
Name:	Michael Shannon
Title:	Vice President

FIRST TENNESSEE BANK, N.A.,
in its capacity as a Lender

By:	/s/ Charles K. Hannon, Jr.
Name:	Charles K. Hannon, Jr.
Title:	Executive Vice President

EXHIBIT 1.01(a)

[FORM OF GUARANTEE AND COLLATERAL AGREEMENT]

[See attached]

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

September 17, 2014,

among

PHARMERICA CORPORATION,

ITS SUBSIDIARIES PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Collateral Agent

TABLE OF CONTENTS

Page

ARTICLE I Definitions		3

1.01	Credit Agreement	3
1.02	Other Defined Terms	3

ARTICLE II Guarantee		6

2.01	Guarantee	6
2.02	Guarantee of Payment	7
2.03	No Limitations	7
2.04	Reinstatement	8
2.05	Agreement To Pay; Subrogation	8
2.06	Information	8
2.07	Keepwell	8

ARTICLE III Pledge of Securities		8

3.01	Pledge	8
3.02	Delivery of the Pledged Collateral	9
3.03	Representations, Warranties and Covenants	10
3.04	Certification of Limited Liability Company and Limited Partnership Interests	10
3.05	Registration in Nominee Name; Denominations	11
3.06	Voting Rights; Dividends and Interest	11

ARTICLE IV Security Interests in Personal Property		12

4.01	Security Interest	12
4.02	Representations and Warranties	15
4.03	Covenants	16
4.04	Other Actions	17

ARTICLE V Remedies		18

5.01	Remedies Upon Default	18
5.02	Application of Proceeds	19
5.03	Grant of License to Use Intellectual Property	19
5.04	Securities Act	20
5.05	Registration	20

ARTICLE VI Indemnity, Subrogation and Subordination		21

6.01	Indemnity and Subrogation	21
6.02	Contribution and Subrogation	21
6.03	Subordination	21

ARTICLE VII Miscellaneous		22

7.01	Notices	22
7.02	Waivers; Amendment	22
7.03	Collateral Agent’s Fees and Expenses; Indemnification	22
7.04	Successors and Assigns	24

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7.05	Survival of Agreement; Reinstatement	24
7.06	Counterparts; Effectiveness; Several Agreement	24
7.07	Severability	25
7.08	Right of Set-Off	25
7.09	Governing Law; Jurisdiction; Consent to Service of Process	25
7.10	WAIVER OF JURY TRIAL	25
7.11	Headings	26
7.12	Termination or Release	26
7.13	Additional Subsidiaries	26
7.14	Collateral Agent Appointed Attorney-in-Fact	27

Schedules

Schedule I	Subsidiary Loan Parties
Schedule II	Specified Pledge Equity Interests; Specified Pledged Indebtedness
Schedule III	U.S. Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Patent and Trademark Security Agreement
Exhibit III	Form of Copyright Security Agreement

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GUARANTEE AND COLLATERAL AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 17, 2014, among PHARMERICA CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower from time to time party hereto and Bank of America, N.A. (“Bank of America”), as Collateral Agent.

Reference is made to the Credit Agreement dated as of September 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Bank of America, as Administrative Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties are subsidiaries of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

Article I

Definitions

SECTION 1.01	Credit Agreement.

(a)            Capitalized terms used in this Agreement, not otherwise defined herein and defined in the Credit Agreement shall have the meanings specified in the Credit Agreement. Unless the context otherwise requires, all terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)            The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

SECTION 1.02                     Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Loan Party under, with respect to or on account of an Account.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Borrower Group Members” means, collectively, the Borrower and the Subsidiaries.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all Federal statutes (whether set forth in 38 U.S.C. Sec. 1713 or elsewhere) affecting such program or applicable to CHAMPVA; and (b) all rules, regulations (including 38 C.F.R. Sec. 17.54), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of Law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral” means Article 9 Collateral and Pledged Collateral.
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“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Sec. 1 et seq.) as amended or otherwise modified, and any successor statute.

“Contingent Obligations” means contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Loan Party or that such Loan Party otherwise has the right to license, or granting any right to any Loan Party under any copyright now or hereafter owned by any third party, and all rights of such Loan Party under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Loan Party: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Excluded Assets” has the meaning assigned to such term in Section 4.01(a).

“Excluded Equity Interests” has the meaning assigned to such term in Section 3.01.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“General Intangibles” has the meaning assigned to such term in Article 9 of the New York UCC and, for the avoidance of doubt, includes indemnification claims and contract rights.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Loan Party, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“IP Agreements” has the meaning assigned to such term in Section 4.02(a).

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Loan Party is a party.

“Medicaid Receivable” means any Account with respect to which the obligor is a state Governmental Authority (or agent thereof) obligated to pay, pursuant to Federal or state Medicaid program statutes or regulations, for services rendered to eligible beneficiaries thereunder.

“Medicare Receivable” means any Account with respect to which the obligor is a Federal Governmental Authority (or agent thereof) obligated to pay, pursuant to federal Medicare program statutes or regulations, for services rendered to eligible beneficiaries thereunder.
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“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Loan Party or that any Loan Party otherwise has the right to license, is in existence, or granting to any Loan Party any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Loan Party under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Loan Party: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Indebtedness” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities certificates or instruments now or hereafter included in the Pledged Collateral, including all certificates and instruments representing or evidencing any Pledged Collateral.

“Proceeds” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualified at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Retained Collection Rights” means, with respect to any Medicaid Receivable, Medicare Receivable, TRICARE Receivable or VA Receivable of any Loan Party, the right of such Loan Party to collect and receive from the obligor thereon payments in respect of such receivable in the absence of a court order requiring such obligor to submit payments thereon directly to a Person other than such Loan Party.

“Secured Cash Management Obligations” means the obligations described in clause (c) of the definition of the term “Secured Obligations”.

“Secured Parties” means, collectively, (a) the Lenders (including the Swingline Lender), (b) the Collateral Agent, (c) the Administrative Agent, (d) the Issuing Banks, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (f) each Permitted Secured Hedge Bank, (g) each Cash Management Bank party to a Permitted Cash Management Agreement, (h) each other Person to whom any of the Secured Obligations is owed and (i) the successors and assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).
5

“Specified Loan Party” has the meaning assigned to such term in Section 2.07.

“Specified Pledged Equity Interests” means, with respect to any Loan Party, any Pledged Equity Interests that are Equity Interests in a Subsidiary.

“Specified Pledged Indebtedness” means, with respect to any Loan Party, Pledged Indebtedness owing to it by any other Borrower Group Member.

“Specified Pledged Securities” means, collectively, the Specified Pledged Equity Interests and the Specified Pledged Indebtedness.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Loan Party or that any Loan Party otherwise has the right to license, or granting to any Loan Party any right to use any trademark now or hereafter owned by any third party, and all rights of any Loan Party under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Loan Party: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, and all extensions or renewals thereof, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions, or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, Department of Health and Human Services and Department of Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“TRICARE Receivable” means any Account payable pursuant to TRICARE.

“VA Receivable” means any Account payable pursuant to CHAMPVA.

Article II

Guarantee

SECTION 2.01                    Guarantee. Each Subsidiary Loan Party unconditionally guarantees, jointly with the other Subsidiary Loan Parties and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Secured Obligations. Each of the Subsidiary Loan Parties further agrees that the Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Secured Obligation. Each of the Subsidiary Loan Parties waives presentment to, demand of payment from and protest to the Borrower or any other Subsidiary Loan Party of any of the Secured Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.
6

SECTION 2.02                   Guarantee of Payment. Each of the Subsidiary Loan Parties further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection. Each of the Subsidiary Loan Parties waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Person in favor of the Borrower or any Subsidiary Loan Party.

SECTION 2.03                    No Limitations.

(a)            Except for termination or release of a Subsidiary Loan Party’s obligations hereunder as expressly provided in Section 7.12, the obligations of each Subsidiary Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations or otherwise (other than the defense of payment in full in cash of all of the Secured Obligations). Without limiting the generality of the foregoing, the obligations of each Subsidiary Loan Party hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement (including without limitation Permitted Secured Cash Management Agreements and Permitted Secured Hedges), including with respect to any other Subsidiary Loan Party under this Agreement; (iii) the release of any security held by the Collateral Agent or any other Secured Party for the Secured Obligations or any of them; (iv) any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Subsidiary Loan Party or otherwise operate as a discharge of any Subsidiary Loan Party as a matter of law or equity (other than the defense of payment in full in cash of all of the Secured Obligations). Each Subsidiary Loan Party expressly authorizes the Secured Parties, to the fullest extent permitted by applicable Law, to take and hold security for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Subsidiary Loan Party hereunder.

(b)            To the fullest extent permitted by applicable Law, each Subsidiary Loan Party waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the payment in full in cash of all the Secured Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Subsidiary Loan Party hereunder except to the extent the Secured Obligations have been fully paid in full in cash or the guarantee of such Subsidiary Loan Party has been terminated or released pursuant to Section 7.12. To the fullest extent permitted by applicable Law, each Subsidiary Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Loan Party against the Borrower or any other Loan Party, as the case may be, or any security.
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SECTION 2.04                    Reinstatement. Each of the Subsidiary Loan Parties agrees that its guarantee hereunder shall, to the fullest extent permitted by applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment of any Secured Obligation, or any part thereof, is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05                    Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Subsidiary Loan Party by virtue hereof, upon the failure of any Loan Party to pay any Secured Obligation that such Loan Party is obligated to pay, when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Loan Party hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Secured Obligation. Upon payment by any Subsidiary Loan Party of any sums to the Collateral Agent as provided above, all rights of such Subsidiary Loan Party against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06                      Information. Each Subsidiary Loan Party assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Subsidiary Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Subsidiary Loan Party assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Subsidiary Loan Party of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07                     Keepwell. Each Loan Party that is a Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Subsidiary Loan Party that is not, but for this Section 2.07, a Qualified ECP Guarantor (each, a “Specified Loan Party) with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article II voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until such time as the Obligations (other than Contingent Obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Each Loan Party intends this Section 2.07 to constitute, and this Section 2.07 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

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Article III

Pledge of Securities

SECTION 3.01                    Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Loan Party hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in, all of such Loan Party’s right, title and interest in, to and under the following assets, whether now owned or hereafter acquired (a)(i) the shares of capital stock and other Equity Interests owned by such Loan Party on the date hereof (including all such shares and other Equity Interests in the Subsidiaries listed opposite the name of such Loan Party on Schedule II), (ii) any Equity Interests obtained in the future by such Loan Party and (iii) the certificates representing all such Equity Interests (all of the foregoing being collectively referred to as the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include (A) more than 66% of the issued and outstanding voting Equity Interests of any CFC or any Foreign Subsidiary Holding Company or (B) Equity Interests in any Person other than a wholly-owned Subsidiary where such assignment or pledge hereunder requires, pursuant to the constituent documents of such Person or any related joint venture, shareholder or like agreement binding on any shareholder, partner or member of such Person, the consent of any governing body, shareholder, partner or member of such Person (other than a Loan Party) and such consent shall not have been obtained (the Equity Interests so excluded under the immediately foregoing clauses (A) and (B) being collectively referred to herein as the “Excluded Equity Interests”); (b)(i) debt securities owned by such Loan Party on the date hereof (including all such debt securities of other Borrower Group Members listed opposite the name of such Loan Party on Schedule II), (ii) any debt securities obtained in the future by such Loan Party and (iii) all indebtedness owed to a Loan Party, regardless of whether such indebtedness is evidenced by instruments (all of the foregoing being collectively referred to as the “Pledged Indebtedness”); (c) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities and instruments referred to in clauses (a) and (b) above; (d) subject to Section 3.06, all rights and privileges of such Loan Party with respect to the securities, instruments and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any Excluded Assets.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02                   Delivery of the Pledged Collateral.

(a)            Each Loan Party represents and warrants that any and all Specified Pledged Securities that constitute certificated securities or instruments (other than instruments evidencing indebtedness with an outstanding principal amount of less than $5,000,000 in the aggregate) in existence on the date hereof have been delivered to the Collateral Agent.  Each Loan Party agrees to deliver or cause to be delivered to the Collateral Agent any and all Specified Pledged Securities that constitute certificated securities or instruments at any time owned by such Loan Party promptly (and in any event within 45 days) upon acquiring such Specified Pledged Securities; provided that, notwithstanding anything to the contrary in the foregoing, the Loan Parties shall not be required to deliver or cause to be delivered instruments evidencing Specified Pledged Indebtedness for which the outstanding principal amount does not exceed $5,000,000 in the aggregate.
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(b)            Upon delivery to the Collateral Agent, all Specified Pledged Securities constituting certificated securities or instruments, shall be accompanied by stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent.  Each delivery of Specified Pledged Securities constituting certificated securities or instruments after the date of this Agreement shall be accompanied by a schedule describing the Specified Pledged Securities so delivered, which schedule shall be attached to Schedule II hereto and made a part thereof; provided that failure to so attach any such schedule shall not affect the validity of such pledge of such Specified Pledged Securities.

(c)            The security interests granted in Section 3.01 are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Loan Party with respect to or arising out of the Pledged Collateral.

SECTION 3.03                    Representations, Warranties and Covenants. The Loan Parties jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a)            Schedule II sets forth a true and complete list, with respect to each Loan Party, of (i) all the Equity Interests owned by such Loan Party in the Subsidiaries on the date hereof (other than any Excluded Equity Interests), setting forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests of such Loan Party, and (ii) all Specified Pledged Indebtedness owned by such Loan Party on the date hereof, including all instruments in respect thereof;

(b)            except to the extent any failure to be so authorized or issued could not, in the aggregate, be reasonably expected to be adverse to the interests of the Secured Parties in any material respect, (i) the Specified Pledged Equity Interests and Specified Pledged Indebtedness have been duly and validly authorized and issued by the issuers thereof, (ii) in the case of Specified Pledged Equity Interests, the same are fully paid and nonassessable and (iii) in the case of Specified Pledged Indebtedness, the same are valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c)            except for the security interests granted hereunder, each of the Loan Parties (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially, and to the extent applicable, of record, of the Specified Pledged Securities indicated on Schedule II as owned by such Loan Party, (ii) holds the same free and clear of all Liens, other than Liens created by this Agreement and non-consensual Permitted Encumbrances, and (iii) will, to the extent commercially reasonable, defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement and Permitted Encumbrances), however arising, of all Persons whomsoever; and

(d)            no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such consents and approvals as have been obtained and are in full force and effect).

SECTION 3.04                     Certification of Limited Liability Company and Limited Partnership Interests. Each Loan Party acknowledges and agrees that (a) each interest in any limited liability company or limited partnership that is a Specified Pledged Equity Interest on the date hereof and pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the Uniform Commercial Code of the applicable jurisdiction and (b) the Loan Parties shall at no time elect to treat any interest in any limited liability company or limited partnership that is a Specified Pledged Equity Interest pledged hereunder (including any interest in any limited liability company or limited partnership that is a Specified Pledged Equity Interest acquired or formed after the date hereof) as a “security” within the meaning of Article 8 of the New York UCC, except that the Loan Parties may elect to so treat any such interest as a “security” so long as (a) with respect to any such interest that is a certificated security, the applicable limited liability company or limited partnership issues a certificate representing such interest, and such certificate (together with a duly executed instrument of transfer) is promptly (and in any event within 45 days) delivered to the Collateral Agent and (b) with respect to any such interest that is not a certificated security, the Collateral Agent and the issuer of such interest promptly (and in any event within 45 days) enter into a control agreement (signed by the securities intermediary) in form and substance reasonably acceptable to the Collateral Agent.
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SECTION 3.05                    Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right to hold the Specified Pledged Securities in the name of the applicable Loan Party, endorsed or assigned in blank or in favor of the Collateral Agent or, at any time upon the occurrence and during the continuance of an Event of Default, in its own name (as pledgee) or the name of its nominee (as pledgee or as sub-agent). Upon the occurrence and during the continuance of an Event of Default, each Loan Party will promptly give to the Collateral Agent copies of any material notices or other communications received by it with respect to Pledged Securities registered in the name of such Loan Party.

SECTION 3.06                     Voting Rights; Dividends and Interest.

(a)            Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Loan Parties that their rights under this Section 3.06 are being suspended:

(i)             Each Loan Party shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Equity Interests or Pledged Indebtedness.

(ii)            The Collateral Agent shall execute and deliver to each Loan Party, or cause to be executed and delivered to such Loan Party, all such proxies, powers of attorney and other instruments as such Loan Party may reasonably request for the purpose of enabling such Loan Party to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)            Each Loan Party shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Equity Interests and the Pledged Indebtedness to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Indebtedness, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Equity Interests or received in exchange for Pledged Equity Interests or Pledged Indebtedness or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and to the extent constituting a Specified Pledged Security that constitutes a certificated security or any instrument, if received by any Loan Party shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

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(b)            Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Loan Parties of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, then all rights of any Loan Party to dividends, interest, principal or other distributions that such Loan Party is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Loan Party contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Loan Party and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Loan Party (without interest) all dividends, interest, principal or other distributions that such Loan Party would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c)            Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Loan Parties of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then (subject to any restriction contained in joint venture agreements in respect of the applicable Pledged Equity Interests) all rights of any Loan Party to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by Lenders constituting “Required Lenders” under the Credit Agreement, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Loan Parties to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the voting and consensual rights and powers the Loan Parties are otherwise entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06 shall be restored.

(d)            Any notice given by the Collateral Agent to the Loan Parties suspending their rights under paragraph (a) of this Section 3.06 may (i) be given by telephone if promptly confirmed in writing, (ii) be given to one or more of the Loan Parties at the same or different times and (iii) suspend the rights of the Loan Parties under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

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Article IV

Security Interests in Personal Property

SECTION 4.01                    Security Interest.

(a)            As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Loan Party hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Loan Party or in which such Loan Party now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)                 all Accounts, including all health-care-insurance Receivables;

(ii)                all Chattel Paper;

(iii)               all Money (here and hereinafter, as defined in Article 1 of the New  York UCC);

(iv)              all Deposit Accounts;

(v)               all Documents;

(vi)              all Equipment;

(vii)             all Fixtures;

(viii)            all Inventory;

(ix)               all other Goods;

(x)                all Instruments;

(xi)               all Investment Property;

(xii)              all Intellectual Property (except for “intent-to-use” applications for a trademark or service mark, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” application under applicable Federal law);

(xiii)            all other General Intangibles;

(xiv)            all Letter-of-Credit Rights that are Supporting Obligations;

(xv)            all Commercial Tort Claims specifically described on Schedule IV hereto, as such schedule may be supplemented from time to time pursuant to the terms hereof;

(xvi)            all books and records pertaining to any Article 9 Collateral; and
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(xvii)          to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, Article 9 Collateral shall not include (A) Intellectual Property to the extent, but only to the extent that, perfection of a security interest therein requires a filing to be made in any jurisdiction other than the United States, any political subdivision thereof or its territories or possessions, (B) the Excluded Equity Interests, (C) to the extent (but only to the extent) that at any time the Collateral Agent may not validly possess a security interest in any Retained Collection Rights under applicable Law, such Retained Collection Rights, (D) any contract, agreement, lease, license or permit to which a Loan Party is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (1) the unenforceability of any right of the Loan Party therein, (2) a violation of applicable Law or (3) a breach or termination pursuant to the terms of, or a default under, any such contract, agreement, lease, license or permit (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable Law or principles of equity), provided that such security interest shall attach immediately at such time as the condition causing such unenforceability, breach or termination shall cease to be applicable and, to the extent severable, shall attach immediately to any portion of such contract or agreement that does not result in any of the consequences specified this clause, including any Proceeds of such contract or agreement, (E) motor vehicles or any other property or equipment the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, and (F) Letter-of-Credit Rights not constituting Supporting Obligations, (G) real property leases, (H) Commercial Tort Claims that are not specifically described in Schedule IV (as such schedule may be supplemented from time to time pursuant to the terms hereof), (I) any asset for which the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Administrative Agent in consultation with the Borrower and acknowledged in writing by the Administrative Agent and (J) assets subject to Liens permitted under the Credit Agreement in connection with capital leases, purchase money financing or similar arrangements permitted under the Credit Agreement, if and to the extent that a grant of a security interest in such assets as contemplated by this Agreement is prohibited or would result in the right to terminate or accelerate the indebtedness secured thereby, but only to the extent that any such provisions are not rendered ineffective pursuant to the Uniform Commercial Code in the relevant jurisdiction or any other applicable Law or principles of equity, provided that the security interest granted above shall attach immediately at such time as such assets shall cease to be subject to such any such capital lease, purchase money financing or similar arrangement (the assets described in the foregoing clauses (A) through (J), the “Excluded Assets”).

(b)            Each Loan Party hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in the jurisdiction of its organization any initial financing statements with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Loan Party or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code of such jurisdiction for the filing of any financing statement or amendment, including whether such Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party. Each Loan Party agrees to provide such information to the Collateral Agent promptly upon request.

(c)            Each Loan Party hereby further irrevocably authorizes the Collateral Agent at any time and from time to time to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Loan Party in any United States issued Patent, United States registered Copyright and United States registered Trademark (and applications for any of the foregoing), without the signature of such Loan Party and naming such Loan Party as debtor and the Collateral Agent as secured party.

(d)            Anything in this Agreement or any other Loan Document to the contrary notwithstanding, the failure of any Lien or security interest in any Collateral to be perfected solely as a result of the Loan Parties not taking actions expressly described (but subject to the exceptions set forth in) clauses (i) through (v) of Section 5.12(c) of the Credit Agreement shall not (i) constitute a breach of any agreement or covenant contained in any Loan Document, (ii) cause any representation or warranty contained in any Loan Document to be untrue or incorrect or (iii) constitute a Default or Event of Default.
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(e)            The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Loan Party with respect to or arising out of the Article 9 Collateral.

SECTION 4.02                     Representations and Warranties. The Loan Parties jointly and severally represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

(a)            Each Loan Party shall ensure that a Patent and Trademark Security Agreement, in the form of Exhibit II hereto, and a Copyright Security Agreement in the form of Exhibit III hereto (such agreements being collectively referred to as the “IP Agreements”), in each case containing a description of the Article 9 Collateral consisting of the United States issued Patents, United States registered Trademarks and United States registered Copyrights (and applications for any of the foregoing), as applicable, and executed by each Loan Party owning any such Article 9 Collateral, shall be received by the Collateral Agent within one month after the execution of this Agreement, for registration thereof with the United States Patent and Trademark Office or the United States Copyright Office pursuant to 35 U.S.C. Sec. 261, 15 U.S.C. Sec. 1060 or 17 U.S.C. Sec. 205 and the regulations thereunder, as applicable.

(b)            The Article 9 Collateral is owned by the Loan Parties free and clear of any Lien, except for Liens permitted under Section 6.02 of the Credit Agreement.

(c)            Schedule III hereto sets forth, as of the date hereof, (i) all of each Loan Party’s United States issued Patents and Patent applications, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each such Patent and Patent application owned by any Loan Party, (ii) all of each Loan Party’s United States registered Trademarks and Trademark applications, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each such Trademark and Trademark application owned by any Loan Party, and (iii) all of each Loan Party’s United States registered Copyrights and Copyright applications, including the name of the registered owner, title and, if applicable, the registration number of each such Copyright or Copyright application owned by any Loan Party.

(d)            Schedule IV hereto sets forth, as of the date hereof, each Commercial Tort Claim in respect of which a complaint or a counterclaim has been filed by any Loan Party seeking damages in an amount of $5,000,000 or more.

(e)            The security interest in and Lien on the Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions required hereunder, a perfected security interest in all the Collateral and will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Collateral except for Permitted Encumbrances.

(f)            All financing statements, agreements, instruments and other documents necessary to perfect the security interest hereunder granted by it to the Collateral Agent in respect of the Collateral have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each appropriate governmental, municipal or other office and at the sole cost and expense of the Loan Parties, such Loan Party will maintain the security interest created by this Agreement in the Collateral as a perfected first priority security interest subject only to Permitted Encumbrances.
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SECTION 4.03                    Covenants.

(a)            Each Loan Party agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is materially consistent with its current practices and, upon the occurrence and during the continuance of an Event of Default, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules setting forth such information relating to the Collateral as the Collateral Agent may reasonably request.

(b)            Each Loan Party shall, at its own expense, use commercially reasonable efforts to defend title to the Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien not permitted under Section 6.02 of the Credit Agreement; provided, however, that the foregoing shall not require a Loan Party to institute an Intellectual Property infringement action against a third party unless such action would be (i) in the ordinary course of business of the Borrower and the Subsidiaries and (ii) in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which the Borrower and the Subsidiaries are engaged.

(c)            Subject to Section 4.01(d), each Loan Party agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith.

(d)            Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, at its option, discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Collateral to the extent any Loan Party fails to do so as required by the Credit Agreement or this Agreement, and each Loan Party jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense reasonably incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Loan Party from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Loan Party with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(e)            Each Loan Party shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and each Loan Party jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the other Secured Parties from and against any and all liability for such performance.

(f)            None of the Loan Parties shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral, or shall grant any other Lien in respect of the Article 9 Collateral, except to the extent not prohibited by the Credit Agreement.
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(g)            The Loan Parties, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage in accordance with Section 5.07 of the Credit Agreement. Each Loan Party irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Loan Party’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under such policies of insurance, endorsing the name of such Loan Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Loan Party at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Loan Parties hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Loan Parties to the Collateral Agent and shall be additional Secured Obligations secured hereby.

SECTION 4.04                     Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Loan Party agrees, in each case at such Loan Party’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)            Commercial Tort Claims. Within five Business Days after any delivery of financial statements under Section 5.01(a) or Section 5.01(b) of the Credit Agreement, the Loan Parties will deliver a supplement to Schedule IV hereto specifically describing any Commercial Tort Claim in respect of which a complaint or counterclaim seeking damages in an amount of $5,000,000 or more has been filed by any Loan Party prior to the last day of the fiscal quarter or fiscal year to which such certificate relates and that has not been so described on such Schedule prior to such supplement.

(b)            Covenants Regarding Patent, Trademark and Copyright Collateral. (i) Within five Business Days after any delivery of financial statements under Section 5.01(a) or Section 5.01(b) of the Credit Agreement, the Loan Parties will deliver a supplement to Schedule III hereto identifying (A) all of each Loan Party’s United States issued Patents and Patent applications, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each such Patent and Patent application, (B) all of each Loan Party’s United States registered Trademarks and Trademark applications, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each such Trademark and Trademark application, and (C) all of each Loan Party’s United States registered Copyrights and Copyright applications, including the name of the registered owner, title and, if applicable, the registration number of each such Copyright or Copyright application, in each case, that have not been so identified prior to such supplement; provided that any such item enumerated in the preceding clauses (A), (B) or (C) shall automatically constitute Collateral as if such would have constituted Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Loan Party hereby (1) agrees to execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property and (2) appoints the Collateral Agent as its attorney-in-fact to execute and file such writings for the sole purposes of evidencing or perfecting such Security Interest, all acts of such attorney being hereby ratified and confirmed and such power, being coupled with an interest, being irrevocable.
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Except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Loan Party agrees that it will not do any act or omit do to any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any United States issued Patent may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a United States issued Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(i)            Except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Loan Party (either itself or through its licensees or its sublicensees) will, for each United States registered Trademark, (A) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (B) maintain the quality of products and services offered under such Trademark, (C) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable Law and (D) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(ii)            Except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Loan Party (either itself or through its licensees or sublicensees) will, for each work covered by a United States registered Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum associated rights under applicable copyright laws.

(iii)            Except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Loan Party will take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States to maintain and pursue each material application relating to any United States Patent, United States Trademark or United States Copyright (and to obtain the relevant grant or registration) and to maintain each issued United States Patent and each registration of United States Trademarks and United States Copyrights.

Article V

Remedies

SECTION 5.01                    Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Loan Party agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right, with or without legal process and with or without prior notice or demand for performance (but subject to Section 9-609 of the New York UCC), to take possession of the Collateral and without liability for trespass to enter, without breach of the peace by the Collateral Agent or its agents, any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable Law. Without limiting the generality of the foregoing, each Loan Party agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable Law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Loan Party, and each Loan Party hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which such Loan Party now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
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The Collateral Agent shall give the applicable Loan Parties 10 days’ written notice (which each Loan Party agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Loan Party (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Loan Party as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Loan Party therefor. For purposes hereof and to the extent permitted by applicable Law, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Loan Party shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at Law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

SECTION 5.02                     Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as provided in Article VII of the Credit Agreement.

SECTION 5.03                     Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies after the occurrence and during the continuance of an Event of Default, each Loan Party hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Loan Parties) to use, license or sublicense (other than in violation of any then-existing licensing arrangements) any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default, and any gain or proceeds of such use shall be applied in accordance with the provisions of Section 5.02; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Loan Parties notwithstanding any subsequent cure of any such Event of Default.
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SECTION 5.04                    Securities Act. In view of the position of the Loan Parties in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Loan Party understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar Laws analogous in purpose or effect. Each Loan Party recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Loan Party acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 5.05                    Registration. Each Loan Party agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use commercially reasonable efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged Collateral. Each Loan Party further agrees to indemnify, defend and hold harmless the Collateral Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including, without limitation, reasonable fees and expenses to the Collateral Agent of, (x) a single firm of primary counsel and (b) a single firm of local counsel in each applicable jurisdiction, in each case at any given time), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Loan Party or the issuer of such Pledged Collateral by the Collateral Agent or any other Secured Party expressly for use therein. Each Loan Party further agrees, upon such written request referred to above, to use commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Loan Party will bear all costs and expenses of carrying out its obligations under this Section 5.05. Each Loan Party acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.
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Article VI

Indemnity, Subrogation and Subordination

SECTION 6.01                    Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Subsidiary Loan Parties may have under applicable Law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment of an obligation shall be made by any Subsidiary Loan Party under this Agreement, the Borrower shall indemnify such Subsidiary Loan Party for the full amount of such payment and such Subsidiary Loan Party shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Subsidiary Loan Party shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part an obligation owed to any Secured Party, the Borrower shall indemnify such Subsidiary Loan Party in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02                    Contribution and Subrogation. Each Subsidiary Loan Party (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Subsidiary Loan Party hereunder in respect of any Secured Obligation or assets of any other Subsidiary Loan Party shall be sold pursuant to any Loan Document to satisfy any Secured Obligation and such other Subsidiary Loan Party (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Subsidiary Loan Parties on the date hereof (or, in the case of any Subsidiary Loan Party or Subsidiary Loan Party becoming a party hereto pursuant to Section 7.13, the date of the supplement hereto executed and delivered by such Subsidiary Loan Party). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03                    Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Subsidiary Loan Parties under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the payment in full in cash of the Secured Obligations (and shall continue to be subordinated if at any time payment of any Secured Obligation, or any part thereof, is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise). No failure on the part of the Borrower or any Subsidiary Loan Party or Loan Party to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Loan Party with respect to its obligations hereunder, and each Subsidiary Loan Party shall remain liable for the full amount of the obligations of such Subsidiary Loan Party hereunder.
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Article VII

Miscellaneous

SECTION 7.01                    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02                     Waivers; Amendment.

(a)            No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Secured Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)            Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

SECTION 7.03                    Collateral Agent’s Fees and Expenses; Indemnification.

(a)            The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.
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(b)            Without limitation of its indemnification obligations under the other Loan Documents, each Loan Party jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 9.03(b) of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of external counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the arrangement and the syndication of the credit facilities provided for in the Credit Agreement, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent related to the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by any Loan Party or any Affiliate thereof, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE;  provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted (1) from the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) solely from a claim brought by any Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (y) arise solely from a claim by a Lender Party against another Lender Party (other than an Arranger, the Administrative Agent or an Issuing Bank in it is capacity as such) not involving any action or inaction by any Loan Party; provided further that the Loan Parties shall be required to reimburse the reasonable and documented fees and expenses of only a single firm of primary external counsel and a single firm of local counsel in each applicable jurisdiction (and any successor or replacement firm of primary external counsel or any successor or replacement firm of local counsel, in each case from time to time) to the Indemnitees under this clause (b) unless (x) the representation of such Lender, Arranger, Issuing Bank or Related Party by counsel to the Administrative Agent would be inappropriate due to the existence of an actual conflict between the Administrative Agent and such Lender, Arranger, Issuing Bank or Related Party, as the case may be, in which case the Loan Parties shall be required to reimburse the fees, charges and disbursements of one counsel to all of the Lenders, Arrangers, Issuing Banks and Related Parties and (y) the representation by one counsel to the Administrative Agent and one counsel to all of the Lenders, Arrangers, Issuing Banks and Related Parties would be inappropriate due to the existence of an actual conflict between such Lender, Arranger, Issuing Bank or Related Party and another Lender, Arranger, Issuing Bank or Related Party, in which case the Loan Parties shall be required to reimburse the fees, charges and disbursements of one counsel to each such Lender, Arranger, Issuing Bank or Related Party.

(c)            To the extent permitted by applicable Law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems (including the internet), except for damages due to willful misconduct, bad faith or gross negligence of such Indemnitee (it being understood that this clause (i) is not intended to exculpate any knowing and intentional breach of any confidentiality agreement), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the Commitment Letter, the Credit Agreement or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
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(d)            Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable not later than 10 days after written demand therefor.

SECTION 7.04                    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Loan Party or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.05                    Survival of Agreement; Reinstatement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Each of the Loan Parties agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Loan Party or otherwise.

SECTION 7.06                    Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed and delivered on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Loan Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.
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SECTION 7.07                    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.08                    Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations then due of any Loan Party now or hereafter existing under this Agreement or any other Loan Document owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section 7.08 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 7.09                     Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any United States Federal or State of New York court sitting in the city and county of New York, New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Subject to Section 9.17 of the Credit Agreement, nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)            Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

SECTION 7.10                   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.
25

SECTION 7.11                    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.12                     Termination or Release.

(a)            This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate in their entirety when all the Obligations (other than Contingent Obligations) have been paid in full in cash and the Lenders have no further commitment to lend or otherwise extend credit under the Credit Agreement, the Issuing Banks have no further obligation to issue Letters of Credit, the LC Exposure has been reduced to zero or, with the consent of each affected Issuing Bank, cash collateralized pursuant to arrangements satisfactory to such Issuing Bank (which arrangements result in the release of the Lenders from their obligation to make payments in respect of LC Advances).

(b)            A Subsidiary Loan Party shall automatically be released from its obligations hereunder and any security interest granted by such Subsidiary Loan Party (or in the Equity Interests of such Subsidiary Loan Party) hereunder shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of the Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c)            Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under the Credit Agreement (other than to a Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)            In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.12, the Collateral Agent shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release subject to the Collateral Agent’s receipt of a certification by the Borrower and applicable Loan Party stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents and as to such other matters as the Collateral Agent may reasonably request. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or warranty by the Collateral Agent.

SECTION 7.13                     Additional Subsidiaries. The Loan Parties shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Collateral Agent an instrument in the form of Exhibit I hereto and such other information and documentation reasonably requested by the Administrative Agent, in each case, within 45 days of the date on which it was acquired or created. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a party hereto (and a guarantor and grantor hereunder) with the same force and effect as if it were a party hereto (and a guarantor and grantor hereunder) on the date hereof. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary as a party to this Agreement.
26

SECTION 7.14                     Collateral Agent Appointed Attorney-in-Fact. Each Loan Party hereby appoints the Collateral Agent the attorney-in-fact of such Loan Party, which appointment is irrevocable and coupled with an interest, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Loan Party, (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Loan Party on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Loan Party to notify, any Account Debtor to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein (if any), and neither they nor their officers, directors, employees or agents shall be responsible to any Loan Party for any act or failure to act hereunder, except for their own gross negligence, willful misconduct or bad faith.

7.15            Appointment of Borrower.  Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of the Credit Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, an Issuing Bank or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, the Issuing Banks or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

27

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PHARMERICA CORPORATION
By:	/s/ David W. Froesel, Jr.
Name:	David W. Froesel, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A.,
as the Collateral Agent

By:	/s/ Kelly Weaver
Name:	Kelly Weaver
Title:	Assistant Vice President

(Signature page to PharMerica Corporation Guarantee and Collateral Agreement)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PHARMERICA HOSPITAL CORPORATION
By:	/s/ Berard E. Tomassetti
Name:	Berard E. Tomassetti
Title:	Treasurer

(Signature page to PharMerica Corporation Guarantee and Collateral Agreement)

Advanced Infusion Systems, LLC
Amerita Holdings of North Texas, Inc.
Amerita North Texas GP, Inc.
Amerita, Inc.
Ark Pharmacy Services, LLC
BGS Pharmacy Holding Company, Inc.
Capstone Pharmacy of Delaware, LLC
Care First Pharmacy, LLC
Central Line Infusion – Dallas Division, LTD
Central Line Infusion, LTD
Chem Rx Pharmacy Services, LLC
ContinuumCare Pharmacy LLC
Family Center Pharmacy, LLC
Goot Nursing Home Pharmacy, Inc.
HealthQuest, Inc.
Insta-Care Pharmacy Services Corporation
Integrity Pharmacy Services, LLC
IV Solutions, Inc.
Pharmacy Corporation of America
PharMerica Drug Systems, LLC
PharMerica Holdings, Inc.
PharMerica Hospital Pharmacy Services, LLC
PharMerica Institutional Pharmacy Services, LLC
PharMerica East, LLC
PharMerica Logistic Services LLC
PharMerica Long-Term Care, LLC
PharMerica Midwest, LLC
PharMerica Mountain, LLC
PharMerica Professional Services LLC
PharMerica Solutions Services LLC
PharMerica Technology Solutions, LLC
PharMerica Wisconsin, LLC
PMC Healthcare Pharmacies, LLC
PMC Ohio, LLC
PMC Pharmacy Services, LLC
Southwest Pharmacies, Inc.
Spectrum Pharmacy Services LLC

By:	/s/ David W. Froesel, Jr.
Name:	David W. Froesel, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

By:	/s/ Thomas Caneris
Name:	Thomas Caneris
Title:	Secretary

[Signature page to PharMerica Corporation Guarantee and Collateral Agreement]

SCHEDULE I

Subsidiary Loan Parties

Advanced Infusion Systems, LLC	CA
Amerita Holdings of North Texas, Inc.	DE
Amerita North Texas GP, Inc.	DE
Amerita, Inc.	DE
Ark Pharmacy Services, LLC	DE
BGS Pharmacy Holding Company, Inc.	DE
Capstone Pharmacy of Delaware, LLC	DE
Care First Pharmacy, LLC	DE
Central Line Infusion–Dallas Division, LTD	TX
Central Line Infusion, LTD	TX
Chem Rx Pharmacy Services, LLC	DE
ContinuumCare Pharmacy LLC	DE
Family Center Pharmacy, LLC	DE
Goot Nursing Home Pharmacy, Inc.	AZ
HealthQuest, Inc.	SC
Insta-Care Pharmacy Services Corporation	TX
Integrity Pharmacy Services, LLC	FL
IV Solutions, Inc.	TN
Pharmacy Corporation of America	CA
PharMerica Drug Systems, LLC	DE
PharMerica East, LLC	DE
PharMerica Holdings, Inc.	DE
PharMerica Hospital Pharmacy Services, LLC	DE
PharMerica Institutional Pharmacy Services, LLC	DE
PharMerica Logistic Services LLC	DE
PharMerica Long-Term Care, LLC	DE
PharMerica Midwest, LLC	DE
PharMerica Mountain, LLC	DE
PharMerica Professional Services LLC	DE
PharMerica Solutions Services LLC	DE
PharMerica Technology Solutions, LLC	DE
PharMerica Wisconsin, LLC	DE
PMC Healthcare Pharmacies, LLC	DE
PMC Ohio, LLC	DE
PMC Pharmacy Services, LLC	DE
Southwest Pharmacies, Inc.	AZ
Spectrum Pharmacy Services LLC	NV

SCHEDULE II

Specified Pledged Equity Interests

Issuer	Number of Certificate	Registered Owner	Number of Shares	Percentage of Equity Interests
Clinicare Concepts, Inc.	2	PharMerica Holdings, Inc.	100	100%
Computran Systems, Inc.	40	Pharmacy Corporation of America	1,887,320	100%
Goot Nursing Home Pharmacy, Inc.	2	Southwest Pharmacies, Inc.	1,000	100%
Insta-Care Pharmacy Services Corporation	3	Pharmacy Corporation of America	100	100%
Pharmacy Corporation of America	3	PharMerica Holdings, Inc.	1,000	100%
PharMerica Holdings, Inc.	1	PharMerica Corporation	100	100%
Southwest Pharmacies, Inc.	3	PharMerica Drug Systems, LLC (f/k.a PharMerica Drug Systems, Inc.)	1,000	100%
Amerita, Inc.	1	Pharmacy Corporation of America	1,000	100%
IV Solutions, Inc.	3	Amerita, Inc.	500	100%
Amerita Holdings of North Texas, Inc.	4	Amerita, Inc.	855	100%
Amerita North Texas GP, Inc.	2	Amerita Holdings of North Texas, Inc.	100	100%

Specified Pledged Indebtedness

Issuer	Principal Amount	Date of Note	Maturity Date
PharMerica Corporation and certain subsidiaries (global intercompany note dated as of May 2, 2011)	N/A	May 2, 2011	N/A

SCHEDULE III- U.S. Intellectual Property

U.S. COPYRIGHTS OWNED

U.S. Copyright Registrations

Company	Title	Reg. No.	Reg. Date
Insta-Care Pharmacy Services Corp.	Medication administration technique observation.	TX0002634683	1989
Insta-Care Pharmacy Services Corp.	Medication station inspection.	TX0002634684	1989
Insta-Care Pharmacy Services Corp.	Meds : trends in pharmacy for the long-term health care facility / David A. Solomon, editor].	CSN0056548	1992
Insta-Care Pharmacy Services Corp.	Meds : trends in pharmacy for the long-term health care facility / David A. Solomon, editor].	CSN0056548	1991
Insta-Care Pharmacy Services Corp.	Meds : trends in pharmacy for the long-term health care facility / David A. Solomon, editor].	CSN0056548	1990
Insta-Care Pharmacy Services Corp.	Meds : trends in pharmacy for the long-term health care facility / David A. Solomon, editor].	CSN0056548	1989
Insta-Care Pharmacy Services Corp.	Meds : trends in pharmacy for the long-term health care facility / David A. Solomon, editor].	CSN0056548	1988
Insta-Care Pharmacy Services Corp.	Meds : trends in pharmacy for the long-term health care facility / David A. Solomon, editor].	CSN0056548	1987

Insta-Care Pharmacy Services Corp.	Meds : trends in pharmacy for the long-term health care facility / David A. Solomon, editor].	CSN0056548	1986
Insta-Care Pharmacy Services Corp.	Meds : trends in pharmacy for the long-term health care facility / David A. Solomon, editor].	CSN0056548	1985
Insta-Care Pharmacy Services Corp.	Quality assurance annual review.	TX0002634682	1989
Insta-Care Pharmacy Services Corp.	Meds : trends in pharmacy for the long-term health care facility / David A. Solomon, editor].	CSN0056548	1984

U.S. Copyright Applications

Company	Title	Author	Class	Date Filed
None

U.S. PATENTS OWNED

U.S. Patent Registrations
Company	Patent Numbers	Issue Date
None

U.S. Patent Applications

Company	Patent Numbers	Issue Date
None

TRADEMARKS

U.S. Trademark Registrations

Company	Mark	Reg. Date	Reg. No.
PharMerica Corporation	4 Crossed Hands (design)	09-05-1989	1,554,991
PharMerica Corporation	COMPUTRAN	08-18-2009	3,668,760
PharMerica Corporation	CONSULTPRO	08-11-2009	3,666,207
PharMerica Corporation	CONSULTWARE	06-09-2009	3,635,311
PharMerica Corporation	MEDMATE	10-24-2006	3,161,289
PharMerica Corporation	PHARMACY CORPORATION OF AMERICA	03-07-1989	1,528,564
PharMerica Corporation	PHARMERICA	12-28-1999	2,304,597
PharMerica Corporation	VALUE. TRUST. PERFORMANCE.	07-08-2008	3,463,909
PharMerica Corporation	VALUE. TRUST. PERFORMANCE.	07-07-2009	3,651,627
PharMerica Corporation	VIEWMASTERX	07-27-2010	3,825,885
Chem RX Pharmacy Services, LLC	CHEM RX	01-15-2008	3368772
Amerita, Inc.	AMERITA EXCEPTIONAL PEOPLE PROVIDING EXCEPTIONAL CARE	06/17/14	4552436
Amerita, Inc.	AMERITA	11/13/07	3336888
PharMerica Corporation	RXEXACT	08/02/11	4006121
PharMerica Corporation	RXALLOW	02/28/12	4104283
PharMerica Corporation	STAR (STRATEGIC TREND ANALYSIS REPORT)	04/03/12	4120643
PharMerica Corporation	RXFORECASTER	03/25/14	4500114
PharMerica Corporation	RXNOW	07/15/14	4568715
PharMerica Corporation	EZ-ORDER	11/12/13	4432847

U.S. Trademark Applications

Company	Mark	Filing Date	Application No
Amerita, Inc.	AMERITA EXTRAORDINARY PEOPLE PROVIDING EXCEPTIONAL CARE	04/28/14	86264406
PharMerica Corporation	TRANSITIONSCRIPTS	09/18/13	86068235
PharMerica Corporation	TAKEHOMERX	09/18/13	86068230
PharMerica Corporation	PHARMERICA VALUE. TRUST. PERFORMANCE. and Design	09/26/13	86075857
PharMerica Corporation	EZ-MAR	02/25/11	85251946

Chem RX Pharmacy Services, LLC	CHEM PLUS	07/15/14	86206454
Chem RX Pharmacy Services, LLC	CHEM RX	07/08/14	86206445
Chem RX Pharmacy Services, LLC	CHEMLINK	02/27/14	86206450
Chem RX Pharmacy Services, LLC	CHEM RX PHARMACY SERVICES, LLC (and Design)	02/27/14	86206414

State Trademark Registrations:

Company	Mark	Reg. Date	Reg. No.	State
Pharmacy Corporation of America	PHARMERICA / HILO	04/03/03	4008979	Hawaii
Pharmacy Corporation of America	PHARMERICA / HONOLULU	04/03/03	4008976	Hawaii
Pharmacy Corporation of America	PHARMERICA / KANEOHE	04/03/03	4008977	Hawaii
Pharmacy Corporation of America	WAILUKU PROFESSIONAL PHARMACY	03/06/07	4051519	Hawaii
Pharmacy Corporation of America	PHARMARICA/WAILUKU	05/24/11	4095254	Hawaii
Pharmacy Corporation of America	PHARMERICA/HONOLULU	06/13/11	4095765	Hawaii
Pharmacy Corporation of America	PHARMERICA/KANEOHE	06/20/11	4096025	Hawaii
Pharmacy Corporation of America	PHARMERICA/HILO	06/20/11	4096024	Hawaii
Pharmacy Corporation of America	PHARMERICA	10/11/02	4004473	Hawaii

Pharmacy Corporation of America	KOHLL'S HEALTH SERVICES	11/17/94	56920	Iowa
Pharmacy Corporation of America	KOHLL'S MEDICAL SUPPLY	11/17/94	56917	Iowa
Pharmacy Corporation of America	KHS	11/17/94	56921	Iowa
Pharmacy Corporation of America	KOHLL'S MEDICAL SUPPLY	11/16/94	S13049	Missouri
Pharmacy Corporation of America	KOHLL'S HEALTH SERVICES	11/10/94	S13050	Missouri
Pharmacy Corporation of America	KHS	11/16/94	S13051	Missouri
Pharmacy Corporation of America	PHARMERICA	06/12/13	20131442257	Wisconsin
Pharmerica Drug Systems, LLC	PHARMERICA	06/26/13	105615	Illinois

SCHEDULE IV

Commercial Tort Claims

None.

Exhibit I to the
Guarantee and Collateral Agreement

SUPPLEMENT NO. [ ] dated as of [        ] (this “Supplement”), to the Guarantee and Collateral Agreement dated as of September 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among PHARMERICA CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower from time to time party thereto and BANK OF AMERICA, N.A. (“Bank of America”), as Collateral Agent.

A.            Reference is made to the Credit Agreement dated as of September 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Bank of America, as Administrative Agent.

B.            Capitalized terms used herein, not otherwise defined herein and defined in the Credit Agreement or the Collateral Agreement shall have the meanings specified in the Credit Agreement or the Collateral Agreement, as applicable.

C.            The Borrower and the Subsidiary Loan Parties have entered into the Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 7.13 of the Collateral Agreement provides that additional Subsidiaries of the Borrower may become parties to the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a party to the Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.13 of the Collateral Agreement, the New Subsidiary by its signature below becomes a party to the Collateral Agreement as a “Subsidiary Loan Party” and a guarantor and grantor thereunder, with the same force and effect as if originally named therein as such, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Loan Party thereunder and (b) represents and warrants that the representations and warranties made by it in such capacity thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment or performance, as the case may be, in full of the Secured Obligations does hereby assign and pledge to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and does hereby grant to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in, all of the New Subsidiary’s right, title and interest in, to and under the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Subsidiary Loan Party” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule II attached hereto is a true and correct list, as of the date hereof, of all the Specified Pledged Securities of the New Subsidiary, (b) set forth on Schedule III attached hereto is a true and correct list, as of the date hereof, of all United States registered Patents, United States registered Trademarks and United States registered Copyrights (and applications for any of the foregoing) of the New Subsidiary, including (i) the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each such Patent and Patent application owned by such New Subsidiary, (ii) the name of the registered owner, the registration or application number and the expiration date (if already registered) of each such Trademark and Trademark application owned by such New Subsidiary and (iii) the name of the registered owner, title and, if applicable, the registration number of each such Copyright or Copyright application owned by such New Subsidiary, (c) set forth on Schedule IV attached hereto is a true and correct list and a specific description, as of the date hereof, of each Commercial Tort Claim in respect of which a complaint or a counterclaim has been filed by the New Subsidiary seeking damages in an amount of $5,000,000 or more and (d) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of organization, the organizational identification number, if any, issued by its jurisdiction of organization and the location of its chief executive office, in each case as of the date hereof.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],
By:
Name: Title:

Legal Name: Jurisdiction of Organization: Organizational ID Number: Location of Chief Executive office:

BANK OF AMERICA, N.A., As Collateral Agent

By:
Name: Title:

EXHIBIT II

PATENT AND TRADEMARK SECURITY AGREEMENT dated as of [     ],           (this “Agreement”), among PharMerica Corporation (the “Borrower”), the Subsidiaries party hereto (the “Subsidiary Loan Parties” and, collectively with the Borrower, the “Loan Parties”) and BANK OF AMERICA, N.A. (“Bank of America”), as Collateral Agent.

Reference is made to (a) the Credit Agreement dated as of September 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, Bank of America, as Administrative Agent, and the other parties thereto, and (b) the Guarantee and Collateral Agreement dated as of September 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the Subsidiaries of the Borrower party thereto and Bank of America, as Collateral Agent (the “Collateral Agent”). The Lenders have agreed to extend credit to the Borrower and the Issuing Banks have agreed to issue Letters of Credit, in each case, subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit and of the Issuing Banks to issue such Letters of Credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties will derive substantial benefits from the extensions of credit and the issuance of Letters of Credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the Issuing Banks to issue such Letters of Credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each of the Loan Parties, pursuant to the Collateral Agreement, did and hereby does assign and pledge to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and did and hereby does grant to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in, all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Loan Party or in which such Loan Party now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent and Trademark Collateral”):

(a)            all letters patent of the United States, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including those registered Patents (as defined in the Collateral Agreement) and Patent applications listed on Schedule I (the “Patents”);

(b)            all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein;

(c)            all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, and all extensions or renewals thereof, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions, or renewals thereof, including those United States registered Trademarks (as defined in the Collateral Agreement) and Trademark applications listed on Schedule II (the “Trademarks”); and

(d)            all goodwill associated with the Trademarks or symbolized thereby.

SECTION 3. Collateral Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Collateral Agreement. Each Loan Party hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Patent and Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have duly executed this Patent and Trademark Security Agreement as of the day and year first above written.

PHARMERICA CORPORATION,
By:
Name:
Title:

[SUBSIDIARY LOAN PARTIES]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent,

By:
Name:
Title:

SCHEDULE I

U.S. Patent Registrations

Company	Patent Numbers	Issue Date

U.S. Patent Applications

Company	Patent Application No.	Filing Date

SCHEDULE II

U.S. Trademark Registrations

Company	Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Company	Mark	Filing Date	Application No.

EXHIBIT III

Exhibit III to the

Guarantee and Collateral Agreement`

[FORM OF] COPYRIGHT SECURITY AGREEMENT dated as of [        ], (this “Agreement”), among PharMerica Corporation (the “Borrower”), the Subsidiaries of the Borrower party hereto (the “Subsidiary Loan Parties” and, collectively with the Borrower, the “Loan Parties”) and BANK OF AMERICA, N.A. (“Bank of America”), as Collateral Agent.

Reference is made to (a) the Credit Agreement dated as of September 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and Bank of America, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of September 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the Subsidiaries of the Borrower party thereto and Bank of America, as Collateral Agent (the “Collateral Agent”). The Lenders have agreed to extend credit to the Borrower and the Issuing Banks have agreed to issue Letters of Credit, in each case, subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit and of the Issuing Banks to issue such Letters of Credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties will derive substantial benefits from the extensions of credit and the issuance of Letters of Credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the Issuing Banks to issue such Letters of Credit. Accordingly, the parties hereto agree as follows:

SECTION 5. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

SECTION 6. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each of the Loan Parties, pursuant to the Collateral Agreement, did and hereby does assign and pledge to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and did and hereby does grant to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in, all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Loan Party or in which such Loan Party now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(a)            all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise; and

(b)            all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those registered Copyrights (as defined in the Collateral Agreement) and Copyright applications listed on Schedule I.

SECTION 7. Collateral Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Collateral Agreement. Each Loan Party hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 8. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have duly executed this Copyright Security Agreement as of the day and year first above written.

PHARMERICA CORPORATION,
By:
Name:
Title:

[SUBSIDIARY LOAN PARTIES],

By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent,

By:
Name:
Title:

SCHEDULE I

United States Registered Copyrights

Copyright Applications

EXHIBIT 1.01(b)

[FORM OF] SECURED PARTY DESIGNATION NOTICE

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of September 17, 2014 by and among PharMerica Corporation, a Delaware corporation (the “Borrower”), the Lenders identified therein and Bank of America, N.A., as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

[Name of Cash Management Bank/ Permitted Secured Hedge Bank] (the “Secured Party”) hereby notifies you, pursuant to the terms of the Credit Agreement, that the Secured Party meets the requirements of a [Cash Management Bank] [Permitted Secured Hedge Bank] under the terms of the Credit Agreement and is a [Cash Management Bank] [Permitted Secured Hedge Bank] under the Credit Agreement and the other Loan Documents.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

A duly authorized officer of the undersigned has executed this notice as of the day and year set forth above.

[_______________________],

as a [Cash Management Bank] [Permitted Secured Hedge Bank]

By:
Name:
Title:

EXHIBIT 1.01(c)

[FORM OF ENVIRONMENTAL QUESTIONNAIRE]

[See Attached]

EXHIBIT 2.03

[FORM OF] LOAN NOTICE

Date:  ___________, 20___

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of September 17, 2014 among PharMerica Corporation, a Delaware corporation (the “Borrower”), the Lenders identified therein and Bank of America, N.A., as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby requests (select one):

☐  A Borrowing of [a Revolving Loan][ the Term Loan A][an Incremental Term Loan]

☐  A conversion or continuation of [a Revolving Loan][the Term Loan A][an Incremental Term Loan]

1.	On ___________________ (a Business Day).

2.	In the amount of $ _____________________ .

3.	Comprised of _________________________ .
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of [seven days] [__ month[s]].

5.	Borrower’s Account: _________________________

The Borrowing, if any, requested herein complies with Section 2.01 of the Credit Agreement.  In the case of a Borrowing (but not a conversion or continuation), the Borrower hereby represents and warrants that each of the conditions set forth in Section 4.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing.

PHARMERICA CORPORATION,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 2.04(b)

[FORM OF] SWINGLINE LOAN NOTICE

Date:  ___________, 20___

To:	Bank of America, N.A., as Swingline Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of September 17, 2014 among PharMerica Corporation, a Delaware corporation (the “Borrower”), the Lenders identified therein and Bank of America, N.A., as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby requests a Swingline Loan:

1.	On _______________ (a Business Day).

2.	In the amount of $ _____________________.

The Swingline Borrowing requested herein complies with the requirements of Section 2.04(d) of the Credit Agreement, and the Borrower hereby represents and warrants that each of the conditions set forth in Section 4.02 of the Credit Agreement have been satisfied on and as of the date of such Swingline Borrowing.

PHARMERICA CORPORATION,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 2.10(e)(i)

[FORM OF] REVOLVING NOTE

[__________], 201[__]

FOR VALUE RECEIVED, PharMerica Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to [__________] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of September 17, 2014 among the Borrower, the Lenders identified therein and Bank of America, N.A., as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Note is also entitled to the benefits of the Guarantee and Collateral Agreement.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS REVOLVING NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REVOLVING NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed by its duly authorized officer as of the day and year first above written.

PHARMERICA CORPORATION,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 2.10(e)(ii)

[FORM OF] SWINGLINE NOTE

[__________], 201[__]

FOR VALUE RECEIVED, PharMerica Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to Bank of America, N.A. or registered assigns (the “Swingline Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrower under that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of September 17, 2014 among the Borrower, the Lenders identified therein and Bank of America, N.A., as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swingline Loan from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Swingline Lender in Dollars in immediately available funds at the Swingline Lender’s Lending Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swingline Note is one of the Swingline Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Swingline Note is also entitled to the benefits of the Guarantee and Collateral Agreement.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Swingline Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Swingline Note and endorse thereon the date, amount and maturity of its Swingline Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swingline Note.

THIS SWINGLINE NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SWINGLINE NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be duly executed by its duly authorized officer as of the day and year first above written.

PHARMERICA CORPORATION,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 2.10(e)(iii)

[FORM OF] TERM NOTE

[__________], 201[__]

FOR VALUE RECEIVED, PharMerica Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to [__________] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of its portion of the Term Loan A made by the Lender to the Borrower on the Closing Date under that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of September 17, 2014 among the Borrower, the Lenders identified therein and Bank of America, N.A., as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan A from the Closing Date until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term Note is also entitled to the benefits of the entitled to the benefits of the Guarantee and Collateral Agreement.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  The portion of the Term Loan A made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its portion of the Term Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TERM NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Term Note to be duly executed by its duly authorized officer as of the day and year first above written.

PHARMERICA CORPORATION,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 2.11

[FORM OF] NOTICE OF LOAN PREPAYMENT

Date:  ___________, _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of September 17, 2014 by and among PharMerica Corporation, a Delaware corporation (the “Borrower”), the Lenders identified therein and Bank of America, N.A., as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Notice is hereby given that the Borrower intends to (select one):

☐	Prepay a Revolving Loan comprised of Eurodollar Rate Loans subject to an Interest Period of ___________ months	$

☐	Prepay a Revolving Loan comprised of Base Rate Loans	$

☐	Prepay the Term Loan A comprised of Eurodollar Rate Loans	$

☐	subject to an Interest Period of ____________ months

☐	Prepay the Term Loan A comprised of Base Rate Loans	$

☐	Prepay an Incremental Term Loan comprised of

☐	[Base Rate Loans][Eurodollar Rate Loans subject to an

☐	Interest Period of ______ months]	$

☐	Prepay a Swingline Loan	$

On _______________ (a Business Day).

The prepayment described herein complies with Section 2.11 of the Credit Agreement.

PHARMERICA CORPORATION
a Delaware corporation

By:
Name:

EXHIBIT 5.01(c)

[FORM OF] COMPLIANCE CERTIFICATE

This certificate is being delivered pursuant to Section 5.01(c) of the Credit Agreement, dated as of September 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PharMerica Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.  Capitalized terms used and not otherwise defined herein have the meanings specified in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.	I am the [ ][1] of the Borrower.

2.	As of the date of this Certificate, no Default has occurred and is continuing.[2]

3.	[Except for those described in the below disclosures, no] [No] change in GAAP or in the application thereof has occurred.]

4.	The Borrower has provided all notices required to be provided under Sections 5.03 and 5.11 of the Credit Agreement.

5.	Set forth on Annex A hereto are the reasonably detailed calculations demonstrating compliance of the Borrower with Sections 6.12 and 6.13 of the Credit Agreement.

1 The Certificate must be provided by a Financial Officer of the Borrower.
2 If a Default has occurred and is continuing, specify the details thereof and any action taken or proposed to be taken with respect thereto.

The foregoing certifications, together with the computations set forth on Annex A hereto are made and delivered on this      day of             , 20[    ].

By:
Name: [ ]
Title: [ ]

ANNEX A

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yyyy] (the “Measurement Date”).

In the event of conflict between this annex and the terms of the Credit Agreement, the terms of the Credit Agreement shall prevail.

1. Consolidated Net Income: (i) – (ii) =	$[__,__,__]

(i)  the net income (or loss) of the Borrower and the Subsidiaries (for the period of four consecutive fiscal quarters of the Borrower ended on the Measurement Date) determined on a consolidated basis in accordance with GAAP:
$[__,__,__]

(ii) without duplication:

(A)       the income of any Person (other than the Borrower) that is not a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid by such Person to the Borrower or any of the Subsidiaries during such period:
$[__,__,__]

(B)        the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary (other than, in the case of any Material Acquisition, in connection with calculations required under the Credit Agreement to be made on a pro forma basis):
$[__,__,__]

2. Consolidated EBITDA: (i) + (ii) - (iii)[3] =	$[__,__,__]

(i) Consolidated Net Income (from item 1. above):	$[__,__,__]

(ii) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of the following:[4]	$[__,__,__]

(A) consolidated interest expense for such period:	$[__,__,__]

(B) consolidated income and franchise tax expense for such period:	$[__,__,__]

(C) all amounts attributable to depreciation and amortization for such period:	$[__,__,__]
(D)       any non-cash charges for such period (including, without limitation, any impairment charges or asset write-offs, purchase accounting adjustments and noncash charges attributable to stock options and other stock-based compensation)
$[__,__,__]

(E)        any cash restructuring, integration, merger and acquisition related costs and other cash charges (including, without limitation, any duplicative costs relating to consolidation of operations) and fees and expenses of consultants, accountants and other advisors incurred in connection therewith in an amount not to exceed $15,000,000 in any fiscal year (it being understood that unused amounts of the cap in any fiscal year (without giving effect to any amount carried over from a prior fiscal year) may be carried over to the next succeeding fiscal year (but not any other fiscal year) (provided that amounts deducted in any fiscal year shall first be deemed to be allocated against any amounts carried over from any previous fiscal year before being allocated against the cap for such fiscal year)):
$[__,__,__]

3 Consolidated EBITDA shall be calculated so as to exclude the effect of any income or expense that represents (A) any net after-tax gains or losses attributable to any asset dispositions, other than dispositions of inventory or other dispositions in the ordinary course of business, (B) the effect of an accounting change on prior periods, (C) any net after-tax gains or losses from early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments, including any write-off of deferred financing costs, or (D) any net gain or loss resulting from currency translation gains or losses relating to currency re-measurements of Indebtedness, in each case determined in accordance with GAAP.
4 Provided that, in the case of clauses (D) (other than, with respect to any fiscal year, amounts in respect of restructuring, integration, merger and acquisition related costs and other cash charges (including, without limitation, any duplicative costs relating to consolidation of operations) and fees and expenses of consultants, accountants, and other advisors incurred in connection therewith to the extent that the amount thereof, together with the amount of cash charges added pursuant to clause (E) below for such fiscal year, do not exceed the limitation for such fiscal year set forth in such clause (E)), (H) and (I) below, any cash payment made with respect to any noncash charges or losses added back in computing Consolidated EBITDA for any earlier period pursuant to this clause (ii) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made.

(F) any extraordinary cash charges incurred during such period:	$[__,__,__]

(G)       any cash or accrued fines, penalties or settlements accrued or paid prior to the Closing Date in connection with the Wisconsin Qui Tam Litigation and the Pines Nursing Homes Litigation and related costs and expenses, including legal fees, provided that the amount of such cash or accrued fines, penalties or settlements that are added back pursuant to this clause (G) shall not exceed $40,000,000 in the aggregate:
$[__,__,__]

(H)       any fines, penalties or settlements accrued or paid in such period in connection with any proceeding of or investigation by any Governmental Authority regarding the alleged violation or non-compliance by the Borrower or any of its Subsidiaries with applicable Laws and related costs and expenses, including legal fees, provided that the amount of such cash or accrued fines, penalties or settlements accrued or paid shall not exceed (1) $20,000,000 in any fiscal year and (2) $75,000,000 in the aggregate since the Closing Date, without duplication to any amounts added to Consolidated EBITDA pursuant to the foregoing clause (G):
$[__,__,__]

(I) any cash or non-cash charges pertaining to Earn-Out Obligations incurred for such period:	$[__,__,__]

(iii) without duplication and to the extent included in determining such Consolidated Net Income:	$[__,__,__]

(A) any non-cash credits or income relating to downward adjustments to prior estimates of Earn-Out Obligations:	$[__,__,__]

(B) any extraordinary gains or non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP:	$[__,__,__]

(C)        gains resulting from accrued expense in respect of any monetary judgment or settlement in connection with any proceeding of or investigation by any Governmental Authority regarding the alleged violation or non-compliance by the Borrower or any of its Subsidiaries with applicable Laws exceeding the actual expense:
$[__,__,__]

(D) net mark-to-market gains on Hedging Agreements accrued during such period:	$[__,__,__]

3. Consolidated Funded Indebtedness: (i) - (ii) - (iii) - (iv) =	$[__,__,__]

(i)  the aggregate dollar amount of Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness reflecting the obligations of the Borrower or any of its Subsidiaries to pay the purchase price for the Equity Interests in ONCOMED Specialty, LLC not owned by them on the Closing Date pursuant to its Amended and Restated Limited Liability Company Operating Agreement dated as of [__] among [________], as in effect on the Closing Date and as may be amended from time to time in a manner not adverse to the Lenders in any material respect, determined on a consolidated basis in accordance with GAAP, which is actually funded and outstanding at such time, whether or not such amount is due or payable at such time:
$[__,__,__]

(ii)   any Earn-Out Obligation unless and only to the extent that (x) such Earn-Out Obligations are due and payable within the next twelve months or (y) both (A) all conditions to payment have been satisfied and (B) such Earn-Out Obligation is then due and payable:
$[__,__,__]

(iii) non-compete or consulting obligations incurred in connection with Permitted Acquisitions:	$[__,__,__]

(iv)   the portion of Indebtedness of any Subsidiary that is not a wholly owned Subsidiary corresponding to the percentage of equity of such Subsidiary represented by Equity Interests not owned directly or indirectly by the Borrower (it being understood, however, that to the extent such Indebtedness is Guaranteed by the Borrower or any wholly-owned Subsidiary, such Indebtedness shall be included in Consolidated Funded Indebtedness):
$[__,__,__]

4. Consolidated Cash Interest Expense: (i) - (ii) =	$[__,__,__]

(i) the sum of the following:	$[__,__,__]

(A)      the interest expense (excluding imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:
$[__,__,__]

(B) any interest paid during such period that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP:	$[__,__,__]

(C) any cash payments made during such period in respect of obligations referred to in clause (ii)(A) or (ii)(B) below that were amortized or accrued in a previous period:	$[__,__,__]

(ii) the sum of the following, in each case to the extent included in such consolidated interest expense for such period:	$[__,__,__]

(A) amounts attributable to amortization or write-off of financing costs:	$[__,__,__]

(B)        non-cash amounts attributable to (1) reserves taken in respect of tax positions in accordance with FASB Accounting Standards Codification No. 740 in respect thereof or (2) amortization of debt discounts or accrued interest payable in kind for such period:
$[__,__,__]

(C) up-front fees and expenses incurred in connection with the incurrence or proposed incurrence of any Indebtedness:	$[__,__,__]

(D) any agent or collateral monitoring fees paid or required to be paid pursuant to any Loan Document:	$[__,__,__]

(E) annual agency fees, unused line fees and letter of credit fees and expenses paid hereunder:	$[__,__,__]

5. Leverage Ratio: ( (i) - (ii) ) / (iii) =	$[__,__,__]

(i) Consolidated Funded Indebtedness (from item 3. above):	$[__,__,__]

(ii)   the aggregate amount (but not in excess of $45,000,000) of unrestricted cash and cash equivalents maintained in the United States owned by the Loan Parties on such date free and clear of all Liens (other than Liens created under the Loan Documents, Liens constituting Permitted Encumbrances (other than Permitted Encumbrances of the type referred to in clause (c) or (d) of the term “Permitted Encumbrances” ) or other nonconsensual Liens arising as a matter of law):
$[__,__,__]

(iii) Consolidated EBITDA (from item 2. above):	$[__,__,__]

6. Interest Coverage Ratio: (i) / (ii) =	$[__,__,__]

(i) Consolidated EBITDA (from item 2. above):	$[__,__,__]

(ii) Consolidated Cash Interest Expense (from item 4. above):	$[__,__,__]

EXHIBIT 9.04

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):	PharMerica Corporation, a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A.

5.	Credit Agreement:	Credit Agreement dated as of September 17, 2014 among the Borrower, the Lenders identified therein and the Administrative Agent

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitments/Loans Assigned	Percentage Assigned of Commitment/ Loans[5]	CUSIP Number

			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: __________________][6]

Effective Date: __________________, 201__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Name:
Title:

5 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
6 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and]7 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:]8

[BANK OF AMERICA, N.A., as an Issuing Bank and Swingline Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as an Issuing Bank

By:
Name:
Title:]

PHARMERICA CORPORATION, a Delaware corporation
By:
Name:
Title:

7 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
8 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender/Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1.               Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.              Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b)(ii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                   General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

SCHEDULES TO

CREDIT AGREEMENT

dated as of

September 17, 2014

among
PHARMERICA CORPORATION,
as Borrower

THE LENDERS PARTY HERETO

and

BANK OF AMERICA, N.A.
as Administrative Agent,

CITIBANK, N.A.,
COMPASS BANK,
MUFG UNION BANK, N.A.,
SUNTRUST BANK
and
U.S. BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

MERRILL LYNCH, PRICE, FENNER & SMITH INCORPORATED
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

Schedule 2.01
Commitments and Applicable Percentages

Lenders	Revolving Commitments	Applicable Percentage of Revolving Commitments	Term A Commitments	Applicable Percentage of Term A Commitments
Bank of America, N.A.	$36,500,000.00	11.774193548%	$26,000,000.00	11.555555556%
JPMorgan Chase Bank, N.A.	$36,500,000.00	11.774193548%	$26,000,000.00	11.555555556%
Citibank, N.A.	$26,000,000.00	8.387096774%	$19,000,000.00	8.444444444%
Compass Bank	$26,000,000.00	8.387096774%	$19,000,000.00	8.444444444%
MUFG Union Bank, N.A.	$26,000,000.00	8.387096774%	$19,000,000.00	8.444444444%
SunTrust Bank	$26,000,000.00	8.387096774%	$19,000,000.00	8.444444444%
US Bank National Association	$26,000,000.00	8.387096774%	$19,000,000.00	8.444444444%
Citizens Bank, N.A	$14,500,000.00	4.677419355%	$10,500,000.00	4.666666667%
KeyBank National Association	$14,500,000.00	4.677419355%	$10,500,000.00	4.666666667%
PNC Bank, National Association	$14,500,000.00	4.677419355%	$10,500,000.00	4.666666667%
Wells Fargo Bank, N.A.	$14,500,000.00	4.677419355%	$10,500,000.00	4.666666667%
Regions Bank	$12,500,000.00	4.032258065%	$10,000,000.00	4.444444444%
Capital Bank, N.A.	$7,500,000.00	2.419354839%	$5,000,000.00	2.222222222%
Chang Hwa Commercial Bank, Ltd., New York Branch	$7,500,000.00	2.419354839%	$5,000,000.00	2.222222222%
United Community Bank, N.A.	$7,500,000.00	2.419354839%	$5,000,000.00	2.222222222%
Deutsche Bank AG, New York Branch	$7,000,000.00	2.258064516%	$5,500,000.00	2.444444444%
First Tennessee Bank, N.A.	$7,000,000.00	2.258064516%	$5,500,000.00	2.444444444%
Total:	$310,000,000.00	100.000000000%	$225,000,000.00	100.000000000%

Schedule 2.05
Existing Letters of Credit

•	Letter of Credit issued by JPMorgan Chase Bank N.A. for the benefit of Travelers Indemnity Company in the amount of $2,500,000 expiring May 1, 2015. L/C #TPTS-379121.

Section 3.12
Subsidiaries

Name	Subsidiary Loan Party	Ownership Percentage[9]
Advanced Infusion Systems, LLC	Yes	100%
Advantage Infusion Services, Inc.	No	100%
Amerita Holdings of North Texas, Inc.	Yes	100%
Amerita North Texas GP, Inc.	Yes	100%
Amerita, Inc.	Yes	100%
Ark Pharmacy Services, LLC	Yes	100%
BGS Pharmacy Holding Company, Inc.	Yes	100%
Capstone Pharmacy of Delaware, LLC	Yes	100%
Care First Pharmacy, LLC	Yes	100%
Central Line Infusion–Dallas Division, LTD	Yes	100%
Central Line Infusion, LTD	Yes	100%
Chem Rx Pharmacy Services, LLC	Yes	100%
CliniCare Concepts, Inc.	No	100%
Computran Systems, Inc.	No	100%
ContinuumCare Pharmacy LLC	Yes	100%
Family Center Pharmacy, LLC	Yes	100%
Goot Nursing Home Pharmacy, Inc.	Yes	100%
HealthQuest, Inc.	Yes	100%
Infusion Services Company of New York, LLC	No	100%
Insta-Care Pharmacy Services Corporation	Yes	100%
Integrity Medical Supplies, LLC	No	100%
Integrity Pharmacy Services, LLC	Yes	100%
IV Solutions, Inc.	Yes	100%
Lone Star Pharmacy LTD	No	100%
LS Acquisition Company I, LLC	No	100%
LS Acquisition Company II, LLC	No	100%
OncoMed Pharmaceutical Services of Jersey City, New Jersey, LLC	No	37.5%
OncoMed Pharmaceutical Services of MA, LLC	No	37.5%
OncoMed Specialty, LLC	No	37.5%
Oncomed The Oncology Pharmacy Of Buffalo N.Y. LLC	No	37.5%
Oncomed, The Oncology Pharmacy Of Philadelphia, PA LLC	No	37.5%
PCA Acquisition, LLC	No	100%
Pharmacy Corporation of America	Yes	100%
Pharmastat Transport LTD	No	100%
PharMerica Chicago, LLC	No	100%
PharMerica Drug Systems, LLC	Yes	100%
PharMerica East, LLC	Yes	100%
PharMerica Holdings, Inc.	Yes	100%
PharMerica Hospital Pharmacy Services, LLC	Yes	100%

9 Represents the Borrower’s direct or indirect ownership percentage in such Subsidiary, as applicable.

Name	Subsidiary Loan Party	Ownership Percentage[10]
PharMerica Institutional Pharmacy Services, LLC	Yes	100%
PharMerica Logistic Services LLC	Yes	100%
PharMerica Long-Term Care, LLC	Yes	100%
PharMerica Midwest, LLC	Yes	100%
PharMerica Mountain, LLC	Yes	100%
PharMerica Pennsylvania, LLC	No	100%
PharMerica Prison Services Corporation	No	100%
PharMerica Professional Services LLC	Yes	100%
PharMerica Solutions Services LLC	Yes	100%
PharMerica Technology Solutions, LLC	Yes	100%
PharMerica Wisconsin, LLC	Yes	100%
PMC Healthcare Pharmacies, LLC	Yes	100%
PMC Ohio, LLC	Yes	100%
PMC Pharmacy Services, LLC	Yes	100%
Sina Drug Corp.	No	37.5%
Southwest Pharmacies, Inc.	Yes	100%
Spectrum Pharmacy Services LLC	Yes	100%

10 Represents the Borrower’s direct or indirect ownership percentage in such Subsidiary, as applicable.

Section 6.01
Existing Indebtedness

None.

Schedule 6.02
Existing Liens

Tax lien on PharMerica Hospital Pharmacy Services Inc. by Kentucky Division of Unemployment related to a tax amount that has already been paid in full. The lien will be released following payment of a $5 lien release fee and a $5 fee to the court.

Section 6.04
Existing Investments

None.

Schedule 6.10
Existing Restrictions

None.

Schedule 9.01
Addresses for Notices

If to the Borrower:

PharMerica Corporation
1901 Campus Place
Louisville, KY  40299
Attention:  David W. Froesel, Chief Financial Officer
Fax:  (502) 261-2388
e-mail:  david.froesel@pharmerica.com

with a copy to:

PharMerica Corporation
1901 Campus Place
Louisville, KY  40299
Attention:  Thomas A. Caneris, Senior Vice President, General Counsel and Chief Compliance Officer
Fax:  (502) 627-7329
e-mail:  tcaneris@pharmerica.com

with a copy to:

Lawrence E. Wieman
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY  10017
Fax:  (212) 701-5586
e-mail:  lawrence.wieman@davispolk.com

If to the Administrative Agent:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
Corporate Credit Services
Mail Code: TX1-492-14-04
Dallas, TX 75202-3714
Attention: Betty Coleman
Telephone: 972-338-3763
Facsimile:  214-290-9419
Electronic Mail:  betty.coleman@baml.com
Account No.: 1292000883
Ref:  Pharmerica Corporation
ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management
900 W TRADE ST

Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001
Attention:  Kelly Weaver
Telephone:  980-387-5452
Facsimile:  704-208-2871
Electronic Mail:  kelly.weaver@baml.com

Issuing Bank:

Bank of America, N.A.
Trade Operations
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Telephone: 570-496-9619
Electronic Mail:  tradeclientserviceteamus@baml.com

Swingline Lender:

Bank of America, N.A.
Corporate Credit Services
Mail Code: TX1-492-14-04
Dallas, TX 75202-3714
Attention: Betty Coleman
Telephone: 972-338-3763
Facsimile:  214-290-9419
Electronic Mail:  betty.coleman@baml.com
Account No.: 1292000883
Ref:  Pharmerica Corporation
ABA# 026009593